EXHIBIT 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

dated

February 20, 2008

between

FISHER-KLOSTERMAN, INC., A KENTUCKY CORPORATION,

CECO ENVIRONMENTAL CORP.,

and

FKI ACQUISITION CORP.

and joined in for limited purposes by

WILLIAM L. HEUMANN, GERALD J. PLAPPERT, JR. and PAUL S. BRANNICK,

the shareholders of FISHER-KLOSTERMAN, INC.

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on February 20, 2008 by and among (a) Fisher-Klosterman, Inc., a Kentucky corporation (“Seller”), (b) CECO Environmental Corp., a Delaware corporation (“Parent”), and (c) FKI Acquisition Corp., a Delaware corporation (“Buyer”), and is joined in solely for the purposes of Article VIII, Section 9.07 and Article X, by William L. Heumann, Gerald J. Plappert, Jr., and Paul S. Brannick, all individual residents of the Commonwealth of Kentucky (individually and collectively the “Selling Shareholders”).

RECITALS:

WHEREAS, Seller is engaged in the business of designing, manufacturing, and servicing equipment for product recovery, dust collection, and air pollution control, including high efficiency cyclones, Buell® FCC cyclones, aerodynamic classifiers, electrostatic precipitators, fabric filter collectors, venturi particulate scrubbers and packed tower absorbers (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the rights, properties and assets associated with the Business and assume certain of the liabilities relating to the Business, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Accounts Receivable” means all trade accounts receivable of Seller and the full benefit of all security for such accounts or rights to payment to the extent reflected on the Effective Time Balance Sheet and any claim, remedy or other right related to any of the foregoing.

“Affiliate” means, with respect to the indicated Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Allocation Schedule” shall have the meaning set forth in Section 6.02(b).

Execution Copy

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the New Louisville Lease, the Indemnification Escrow Agreement, the Employment Agreements, the Patent Assignment, the Trademark Assignment Agreement, and the Domain Name Transfer Agreement.

“Applicable Law” means any applicable federal, state, local, provincial, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity on or prior to the Effective Time.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated the Effective Time pursuant to which the Assumed Contracts and Assumed Liabilities shall be assigned to and assumed by Buyer in the form mutually agreed upon by Buyer and Seller

“Assumed Contracts” means (i) all of the contracts and (ii) all outstanding written offers or solicitations made by or to Seller to enter into any contract, relating to the Business except for those items which are Excluded Assets.

“Assumed Liabilities” shall have the meaning set forth in Section 2.03.

“Audited Financial Statements” means the Year End Balance Sheet and the related statements of income and cash flows as of and for the year ended December 31, 2006.

“Bill of Sale” means the Bill of Sale dated the Effective Time, pursuant to which Seller shall transfer to Buyer all assets included in the Purchased Assets (except for those transferred pursuant to the Assignment and Assumption Agreement, the Patent Assignment, the Trademark Assignment Agreement and the Domain Name Transfer Agreement) in the form mutually agreed upon by Buyer and Seller.

“Brannick Employment Agreement” means the Employment Agreement dated as of the Effective Time between Buyer and Paul S. Brannick, substantially in the form attached hereto as Exhibit B-1.

“Business” shall have the meaning set forth in the recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by Applicable Law to close.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Balance Sheets” shall have the meaning set forth in Section 5.07.

“Buyer Indemnified Persons” shall have the meaning set forth in Section 8.02.

“Buyer’s Damages” shall have the meaning set forth in Section 8.02.

Execution Copy

“Buyer Shares” shall have the meaning set forth in Section 5.06.

“Buyer’s Disclosure Schedule” shall have the meaning set forth in Article V.

“China” means the People’s Republic of China, excluding for the purposes of this Agreement the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“China Cash” shall have the meaning set forth in Section 2.02(a).

“China Facility” means the facility of China Subsidiary located at Lane 80, No. 1030 Heng’an Road, Pudong District, Shanghai, the People’s Republic of China.

“China Lease” means the lease dated January 20, 2007, among Shanghai Dongfang Hydraulic Component Factory, China Subsidiary and Carrier Vibrating Equipment (Shanghai) Co., Ltd.

“China Subsidiary” means Kentucky Fabrication (Shanghai) Co., Ltd.

“Claimant” shall have the meaning set forth in Section 8.05(a).

“Closing” means the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Article III.

“Closing Date” shall have the meaning set forth in Section 3.01.

“COBRA” means the requirements of Section 601 et seq. of ERISA, Section 4980B of the Code and any other comparable Applicable Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” will have the meaning set forth in the Confidentiality Agreement between Seller and Buyer dated August 2, 2007.

“Damages” shall have the meaning set forth in Section 8.03.

“Defending Party” shall have the meaning set forth in Section 8.05(a).

“Deposit” shall mean the $250,000 deposit delivered by Buyer to Seller upon execution of this Agreement.

“Direct Claim Notice” shall have the meaning set forth in Section 8.06.

“Disclosure Schedule” shall have the meaning set forth in Article IV.

“Dispute” shall have the meaning set forth in Section 10.13.

Execution Copy

“Domain Name Assignment Agreement” means the Domain Name Assignment Agreement, dated the Effective Time, pursuant to which Seller shall transfer and assign its interest in its domain name in the form mutually agreed upon by Buyer and Seller.

“Effective Time Balance Sheet” shall have the meaning set forth in Section 2.07(a).

“Employees” shall have the meaning set forth in Section 7.01(a).

“Employee Benefit Plans” shall have the meaning set forth in Section 4.23.

“Employment Agreements” means the Heumann Employment Agreement, the Plappert Employment Agreement, the Brannick Employment Agreement, the Lugar Employment Agreement, the Keefer Employment Agreement and the Lewis Employment Agreement.

“Environmental Costs” means any cleanup costs, remediation or removal costs, losses, liabilities or obligations, payments or damages arising out of or relating to or resulting from any Environmental Matters and required to be incurred pursuant to any Environmental Laws.

“Environmental Laws” means any federal, state or local environmental, health or safety law, common law, code or ordinance, and any rules or regulations promulgated thereunder, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq. and the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as any of the same are in effect as of the Effective Time.

“Environmental Matters” means any matter arising out of, relating to or resulting from pollution, contamination or protection of the environment, human health or safety and any matters relating to emissions, discharges, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or any matter otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

“ERISA” shall have the meaning set forth in Section 4.23.

“Escrow Agent” means National City Bank.

“Escrow Amount” shall have the meaning set forth in Section 2.06.

“Excluded Assets” shall have the meaning set forth in Section 2.02.

“Excluded Liabilities” shall have the meaning set forth in Section 2.04.

Execution Copy

“Facilities” means the Louisville Facility, the Pennsylvania Facility and the China Facility.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements, which include, on a consolidated basis, the financial statements of the Seller’s Subsidiaries.

“Fixed Asset Excess” shall have the meaning set forth in Section 2.07(f).

“Fixed Asset Shortfall” shall have the meaning set forth in Section 2.07(f).

“Fixed Assets” means all of Seller’s furniture, fixtures, machinery, equipment, computer hardware, servers, routers, management systems, security systems, vehicles and other tangible personal property of Seller located at the Facilities and held for use or sale by the Business, except for those items listed on Annex 2.02(j).

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board.

“Governmental Entity” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature, including any governmental ministry, division, department, agency, bureau, commission, instrumentality, official, organization, unit or body and any court or other tribunal.

“Hazardous Substance” means any substance that is designated or defined as a hazardous substance, toxic or dangerous, a solid or hazardous waste, or as a pollutant or contaminant or otherwise regulated under any Environmental Law.

“Heimbrock Division” shall mean the operations of Seller sold to Louis J. Heimbrock prior to the date of this Agreement.

“Heumann Employment Agreement” means the Employment Agreement dated as of the Effective Time between Buyer and William L. Heumann, substantially in the form attached hereto as Exhibit B-2.

“HLLC Real Estate” shall have the meaning set forth in Section 2.02(c).

“Indemnification Escrow Agreement” means the Indemnification Escrow Agreement among Buyer, Seller and Escrow Agent, dated the Effective Time, relating to the Escrow Amount in the form mutually agreed upon by Buyer and Seller.

“Indemnified Persons” shall have the meaning set forth in Section 8.03.

“Indemnity Claim” means any claim, demand, suit, action or proceeding by Seller or Buyer (and not a third party), which could reasonably give rise to a right of indemnification under Article VIII.

Execution Copy

“Independent Accounting Firm” means BKD, LLP, or if such entity is not able to serve, a mutually acceptable regionally recognized accounting firm having no material relationship to Buyer or Seller or their respective Affiliates and having offices in locations suitable to conduct the necessary review.

“Initial Payment” shall have the meaning set forth in Section 2.06(a).

“Intellectual Property” shall mean all copyrights, patents, service marks, trademarks, trade names, trade dress, logos, domain names and all registrations or applications for registration of any of the foregoing owned by Seller or used by Seller in connection with the ownership or operation of the Business and the Purchased Assets.

“Interim Balance Sheet” shall mean the unaudited balance sheet of the Seller as of December 31, 2007 included in the Interim Financial Statements.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the related statement of income dated December 31 2008 attached hereto as Exhibit A.

“Inventory” means the raw materials, manufacturing supplies, packaging materials, purchased products and finished goods owned by Seller and used or produced in the Business.

“Keefer Employment Agreement” means the Employment Agreement dated as of the Effective Time between Buyer and Gary Keefer, substantially in the form attached hereto as Exhibit B-3.

“Leased Real Property” shall have the meaning set forth in Section 4.16.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lewis Employment Agreement” means the Employment Agreement dated as of the Effective Time between Buyer and Russell Lewis, substantially in the form attached hereto as Exhibit B-4.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, secured or unsecured, joint or several, due or to become due, vested or unvested.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge or security interest, of any kind in respect of such asset.

“Long-Term Debt” means any loan or debt obligation due to be paid more than one year in the future.

Execution Copy

“Louisville Facility” means Seller’s plant and executive offices located at 822 South 15th Street, Louisville, KY 40210.

“Louisville Lease” means the lease between Seller and Heumann LLC relating to the HLLC Real Estate.

“Lugar Employment Agreement” means the Employment Agreement dated as of the Effective Time between Buyer and Tom Lugar, substantially in the form attached hereto as Exhibit B-5.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operation, assets, liabilities or condition (financial or otherwise) of Seller taken as a whole, (b) a change that results in a material impairment of Seller’s ability to perform its obligations under this Agreement or the Ancillary Agreements or (c) a change that materially and negatively impacts the rights and remedies of any of the other parties hereunder.

“Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts (i) that is materially adverse to the business, condition (financial or otherwise), or results of operations of the Seller taken as a whole, except to the extent that such event, change, circumstance, effect, development or state of facts results from, alone or in combination, (1) the markets in which the Seller operates generally, (2) general economic or political conditions, (3) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (4) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof, (5) any changes in applicable laws, regulations or accounting rules, or (6) actions taken or rules promulgated by, the Federal Reserve; provided, in the cases of clauses (1) through (5) above, such changes do not disproportionately adversely affect Seller relative to other similarly situated businesses in which case such disproportionate changes may be taken into account in determining whether or not a Material Adverse Effect has occurred; or (ii) that would adversely affect the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby.

“Net Working Capital” means the difference between (i) Accounts Receivable net of allowance for doubtful accounts, costs and estimated earnings in excess of billings, Inventory, quick seals inventory and classifiers inventory, in each case, as included in the Purchased Assets, and measured as of and including the Effective Time (excluding any Excluded Assets), and (ii) the sum of Seller’s accounts payable, billings in excess of cost and estimated earnings, accrued commission, customer deposits and accruals to subcontractors, in each case, as included in the Assumed Liabilities and measured as of the Effective Time (excluding any Excluded Liabilities), all as calculated in accordance with GAAP and the principles used in the calculations of the Interim Balance Sheet. For purposes of clarity, Net Working Capital shall be calculated in accordance with the methodology applied to the Interim Balance Sheet and included as Schedule 1.

Execution Copy

“Net Working Capital Excess” shall have the meaning set forth in Section 2.07(e).

“Net Working Capital Shortfall” shall have the meaning set forth in Section 2.07(e).

“New Louisville Lease” means the lease to be entered into by Buyer and Heumann LLC relating to the HLLC Real Estate in substantially the form attached hereto as Exhibit C.

“Open Orders” means open orders for goods and services with customers and suppliers of Seller listed on Schedule 4.06, together with related purchase orders, contracts and subcontracts associated therewith.

“Ordinary Course of Business” means an action taken by Seller in the ordinary course of the Business that is consistent with past customs and practices of Seller.

“Overbillings” means billings in excess of costs and estimated earnings on uncompleted contracts.

“Owned Intellectual Property” means all items of Intellectual Property owned by Seller.

“Patent Assignment” means the Patent Assignment dated the Effective Time pursuant to which Seller shall assign its interest in all patents included in the Purchased Assets to Buyer in the form mutually agreed upon by Buyer and Seller.

“Pennsylvania Facility” means Seller’s facility located at 200 North 7th Street, Suite 2, Lebanon, PA 17046.

“Pennsylvania Lease” means the lease relating to the Pennsylvania Facility between the Buell Division of Seller and General Electric Environmental Services, Inc. dated September 10, 2002, as amended by an Amendment to Office Building Lease between the Buell Division of Seller and Roy A. Smith, as successor to General Electric Environmental Services, Inc. dated January 1, 2007.

“Permits” shall have the meaning set forth in Section 4.22.

“Permitted Liens” shall have the meaning set forth in Section 4.04.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Property Leases” means all leases for all leased personal property used in the operation of the Business set forth on Schedule 4.17.

“Plappert Employment Agreement” means the Employment Agreement dated as of the Effective Time between Buyer and Gerald J. Plappert, Jr., substantially in the form attached hereto as Exhibit B-6.

Execution Copy

“Prepaid Expenses” shall mean those items constituting prepaid expenses for purposes of Seller’s balance sheet prepared on a consistent basis and in accordance with GAAP.

“Purchase Price” shall have the meaning set forth in Section 2.06.

“Purchase Price Allocation Referee” shall have the meaning set forth in Section 6.02(b).

“Purchased Assets” means, other than assets and properties falling within the definition of the Excluded Assets, all of Seller’s right, title and interest in and to the following: the Accounts Receivable, the Assumed Contracts, the Fixed Assets, the Inventory, the Work in Process, the Permits, the Open Orders, the Owned Intellectual Property, the Records, the Leased Real Property, the China Cash, the Subsidiary Interests and all other properties and assets of every kind, character and description, tangible or intangible, owned by Seller and used or held for use in connection with the Business that are not Excluded Assets.

“Real Property Leases” means the Louisville Lease, the Pennsylvania Lease and the China Lease.

“Records” mean the business books and records of Seller (except for any of Seller’s Tax records, stock transfer records and other records expressed in the form of corporate minutes) maintained in connection with, and necessary to continue the operation of, the Business as it is currently operated.

“Registration Rights Agreement” means the agreement mutually agreed upon by Selling Shareholders and Buyer.

“Schedule” when followed by a number, refers to a section of the Disclosure Schedule.

“Schedule 4.14 Indemnification Amount” means with respect to the customer account listed as item 2 on Schedule 4.14, an amount equal to the sum of (a) (i) any Accounts Receivable on the books of Seller with respect to such customer account as of the Effective Time, net of the amount of such Accounts Receivable collected by Buyer within 180 days after the Effective Time, plus (ii) any loss on materials held in inventory related to this customer account, plus (iii) any unfulfilled purchase commitments related to this customer account unless otherwise cancelled , plus (iv) any other loss associated with this customer account to the extent sustained by the Buyer , minus (b) any termination , cancellation or related fees paid by this customer to Buyer minus any amounts otherwise salvaged from this transaction.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Persons” shall have the meaning set forth in Section 8.03.

“Seller’s Damages” shall have the meaning set forth in Section 8.03.

Execution Copy

“Seller’s Knowledge,” “Known to Seller,” “Knowledge of Seller” and words of similar import refer to matters actually known with respect to such matters at or prior to Closing by the following individuals: William L. Heumann, Gerald J. Plappert, Jr., Paul S. Brannick, Russell Lewis and, solely with respect to China Subsidiary, Gary Keefer.

“Selling Shareholders” shall have the meaning set forth in the first paragraph of this Agreement.

“Shareholder Subordinated Debt” means the $465,000 principal amount remaining on the debt to William L. Heumann evidenced by a Promissory Note, accruing interest at 12% per annum, payable monthly, with the principal amount payable on demand.

“Subsidiary” means any entity in which Seller possesses the power, direct or indirect, to direct the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

“Subsidiary Interests” means Seller’s equity interest in China Subsidiary and FKI, LLC.

“Tax” and “Taxes” mean all federal, state, local and foreign income, profits, windfall, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, license, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim, election, notice or information return or statement or other document (including any related or supporting information, schedules, or exhibits) filed or required to be filed with any federal, state, local or foreign Governmental Entity or other authority in connection with any Tax.

“Third Party Claim” shall have the meaning set forth in Section 8.05(a).

“Trademark Assignment Agreement” means the Trademark Assignment Agreement, dated the Effective Time, pursuant to which Seller shall transfer and assign its interest in all of Seller’s trademarks in a form mutually agreed upon by Buyer and Seller.

“Transferred Plan” shall have the meaning set forth in Section 4.23(d).

“Underbillings” means costs and estimated earnings in excess of billings on uncompleted contracts.

“Working Capital Objection Notice” shall have the meaning set forth in Section 2.07(b).

“Working Capital Referee” shall have the meaning set forth in Section 2.07(d).

“Work in Process” means all of Seller’s partially manufactured products or projects related to customers of Seller as of the Effective Time, a joint accounting of which shall be made during the day immediately following the Effective Time.

Execution Copy

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Year End Balance Sheet” means Seller’s consolidated audited balance sheet as of and for the year ended December 31, 2006, which includes, on a consolidated basis, the balance sheets of Seller’s Subsidiaries.

“$” or “dollar” means United States dollars, unless otherwise specified.

ARTICLE II

PURCHASE AND SALE

2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall grant, sell, convey, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer, all of Seller’s right, title and interest in and to the Purchased Assets.

2.02 Excluded Assets. The following assets and properties of Seller and Heumann LLC (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all of Seller’s cash and cash equivalents on hand (including all un-deposited checks) and in banks, (except any cash and cash equivalents that are held by China Subsidiary as of the Effective Time (the “China Cash”);

(b) all prepaid insurance, including, general liability, liability, inland marine, D&O and employee dishonesty insurance;

(c) the real property, improvements and fixtures located at the Louisville Facility owned by Heumann LLC and leased to Seller pursuant to the Louisville Lease (the “HLLC Real Estate”) and any other assets or property owned by Heumann LLC; provided, however, that the fixtures listed on Annex 2.02(c) shall be Purchased Assets;

(d) the assets of the Heimbrock Division;

(e) all consideration received and receivable by, and the rights of, Seller under this Agreement and the Ancillary Agreements;

(f) all records, rights of recovery, proceeds and causes of action relating to the Excluded Liabilities and Excluded Assets and all other claims, rights of recovery and cause of action against third parties, including claims for refunds and insurance claims, to the extent that such claims are not related to the Purchased Assets or the Assumed Liabilities;

(g) all of Seller’s corporate minute books, stock transfer records, books of account, checkbooks, cancelled checks, bills and vouchers in support thereof, bank accounts and any other deposit accounts wherever located;

Execution Copy

(h) any of Seller’s or Seller’s Affiliates’ Tax records, assets, credits and refunds, including net operating loss carrybacks and carryforwards and Tax credits;

(i) any contracts or agreements (and rights or causes of action related thereto) performed by Seller prior to Closing that are not subject to warranty obligations; and

(j) all assets set forth on Annex 2.02(j).

2.03 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall irrevocably assume, become exclusively responsible for and otherwise discharge in accordance with their terms, (a) the obligations and Liabilities arising after the Effective Time pursuant to the terms of the Assumed Contracts, and (b) all current Liabilities set forth on the Year End Balance Sheet and any other current Liabilities incurred by Seller in the Ordinary Course of Business from December 31, 2006 through the Effective Time other than the line items on the Year End Balance Sheet entitled Line of Credit, Current Portion of LTD and Current Portion of IRB, and any outstanding payroll-related Liabilities and Taxes through the Effective Time (the “Assumed Liabilities”).

2.04 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or undertake to pay, satisfy or discharge any other Liability or obligation of Seller, including Seller’s Long-Term Debt (all such Liabilities and obligations not being assumed are herein referred to as the “Excluded Liabilities”).

2.05 Assignment of Contracts and Rights. At Closing, pursuant to the Assignment and Assumption Agreement, Seller will assign and Buyer will assume the Assumed Contracts. Seller will use commercially reasonable efforts to obtain the consent of the parties to the assignment of the Assumed Contracts as soon as practicable following the closing (the “Post-Closing Consents”), with reasonable assistance as requested by Buyer (but without any payment of money by Seller or Buyer). If a Post-Closing Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not receive all such rights, Seller may enter into a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Buyer acknowledges that the failure to obtain any Post-Closing Consents or the failure of Buyer to obtain the benefit of any of the Assumed Contracts shall not constitute a default by Seller under this Agreement and shall not entitle Buyer to indemnification under Article VIII.

2.06 Purchase Price. The purchase price for the Purchased Assets shall be the consideration set forth below, as adjusted pursuant to Section 2.07 (as so adjusted, the “Purchase Price”):

(a) $15,000,0000, plus any Fixed Asset Excess or minus any Fixed Asset Shortfall, plus the amount of Prepaid Expenses on the Closing Balance Sheet, payable as follows: (i) $1,000,000 shall be deposited by Buyer with the Escrow Agent (the “Escrow

Execution Copy

Amount”), to be held and disbursed by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement; and (ii) the balance shall be paid to Seller in cash by wire transfer to an account or accounts specified by Seller (the “Initial Payment”)

(b) Buyer shall assume the Assumed Liabilities at Closing;

(c) Seller shall receive $1,000,000 in shares of Parent’s common stock (“Parent Stock”) at Closing, with the number of shares of Parent Stock determined based on the 60 trading day average closing price of Parent Stock as reported on NASDAQ immediately preceding Closing;

(d) Post-Closing, in accordance with Section 2.07, Buyer or Parent shall pay any Net Working Capital Excess Amount to Seller or Seller shall pay any Net Working Capital Shortfall to Buyer; and

(e) Post-Closing, in accordance with Section 2.08, Buyer or Parent shall pay the Earn-Out Amount to Buyer.

2.07 Working Capital and Other Adjustments.

(a) As promptly as possible and in any event no later ninety (90) days after the Effective Time, Seller shall prepare or cause to be prepared, and will deliver to Buyer a balance sheet of Seller as of the Effective Time, including footnotes thereto (the “Effective Time Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Net Working Capital, Fixed Assets and Prepaid Expenses as of the Closing Date. The Effective Time Balance Sheet shall be determined and computed in accordance with GAAP using the accounting principles historically utilized by Seller in the preparation of the Financial Statements. Buyer, its representatives and accountants shall have reasonable access to the work papers used by Seller in the preparation of the Effective Time Balance Sheet and the calculation of the Net Working Capital, Fixed Assets and Prepaid Expenses for the purposes of verifying the accuracy and fairness of the preparation of the Effective Time Balance Sheet.

(b) The Effective Time Balance Sheet and the Net Working Capital, Net Working Capital Target, Fixed Asset and Prepaid Expenses calculation shall be final, conclusive and binding at 5:00 pm, Eastern Time on the thirtieth (30th) day after receipt by Buyer unless Buyer provides a written notice of its objection (an “Objection Notice”) to Seller on or before such time. Any Objection Notice shall specify in reasonable detail (i) any item on the Effective Time Balance Sheet, Target Balance Sheet(s) and/or calculation of Fixed Assets, Prepaid Expenses or the Net Working Capital which Buyer believes has not been determined and computed in accordance with this Section 2.07, and (ii) the correct amount of such item determined in accordance with this Section 2.07. Any item or amount to which no dispute is raised in the Objection Notice shall be final, conclusive and binding on the parties.

(c) During the 10-Business Day period after receipt of an Objection Notice by Seller, Buyer and Seller shall work in good faith in an attempt to resolve any differences that they may have with respect to any matter specified in the Objection Notice. If, at the end of

Execution Copy

such 10-Business Day period, Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute may be submitted by either party to an Independent Accounting Firm (the “Referee”). Buyer and Seller will instruct the Referee to provide its determination of the matters in dispute within 45 days after their submission to the Referee. The parties shall cooperate with each other and the Referee in connection with the matters contemplated by this Section 2.07, including by furnishing such information and access to books, records (including accountants’ work papers) and personnel as may be reasonably requested. The Referee shall not hear any oral testimony regarding the matters in dispute, but may request and accept written submissions. The fees and expenses of the Referee will be paid equally by Buyer and Seller; provided, however, that if the Referee determines that one party has adopted a position or positions with respect to the determination of applicable Net Working Capital, Net Working Capital Target, Fixed Assets or Prepaid Expenses in bad faith, the Referee may, in its discretion, assign a greater portion of any such fees and expenses to such party. The decision of the Referee with respect to the items relating to the Effective Time Balance Sheet, Target Balance Sheets and the Net Working Capital, Fixed Assets and/or Prepaid Expenses that are disputed in the Objection Notice shall be final, conclusive and binding on the parties. If an Objection Notice is timely received by Seller, the Effective Time Balance Sheet, Target Balance Sheets and Net Working Capital, Fixed Assets and/or Prepaid Expenses (as revised in accordance with the clause below), shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to all matters specified in the Objection Notice with respect to the statement in question, or (y) the date all disputed matters with respect to the statement in question are finally resolved in writing by the Referee.

(d) Promptly, and in any event no later than three (3) Business Days after final determination of the Net Working Capital Target in accordance with this Section 2.07: (i) if the Net Working Capital is greater than a $150,000 deficit (a “Net Working Capital Excess”), Buyer shall owe Seller the amount of such Net Working Capital Excess in cash or other immediately available funds; and (ii) if the Net Working Capital is less than a $350,000 deficit (a “Net Working Capital Shortfall”), Seller shall owe Buyer the amount of such Net Working Capital Shortfall in cash or other immediately available funds. Attached hereto as Annex 2.07(d) is an example of the calculation pursuant to this Section 2.07(d).

(e) At least three (3) Business Days prior to Closing, Seller shall provide Buyer with an estimation of Fixed Assets and Prepaid Expenses, which amount shall be used to adjust the Purchase Price amount payable at Closing pursuant to Section 2.06(a). If the Fixed Assets are greater than $1,750,000 (a “Fixed Asset Excess”), Buyer shall owe Seller the amount of such Fixed Asset Excess in cash or other immediately available funds; and (ii) if the Fixed Assets are less than $1,750,000 (a “Fixed Asset Shortfall”), Seller shall owe Buyer the amount of such Fixed Asset Shortfall in cash or other immediately available funds. Attached hereto as Annex 2.07(e) is an example of the calculation pursuant to this Section 2.07(e).

(f) Promptly, and in any event no later than three (3) Business Days after the final determination of the actual amounts for Fixed Assets and Prepaid Expenses in accordance with this Section 2.07, Seller or Buyer, as applicable, taking into account the amounts paid at Closing with respect to any Fixed Asset Excess, Fixed Asset Shortfall and estimated Prepaid Expenses, shall pay to the other party any amount necessary to true-up the Purchase Price amount based on such actual amounts versus the estimated amounts used to adjust the Purchase Price at Closing.

Execution Copy

2.08 Earn-Out. The Seller may earn and the Buyer or Parent shall pay Earn-out payments as set forth below:

(a) At Closing, the number of shares of Parent Stock available for potential Earn-out payments shall be calculated. The “Earn-out Shares in Play” shall equal the number of shares of Parent Stock equal to $3,500,000 divided by the 60 trading day average closing price of the Parent Stock as reported on NASDAQ immediately preceding Closing or announcement, whichever is sooner (100% of the Earn-out Shares in Play shall constitute the “Earn-out Cap”);

(b) At the conclusion of each of the fiscal years ending December 31, 2008, 2009, 2010 and 2011 (each such fiscal year being an “Earn-out Year”), the parties shall perform a calculation to determine what amount of Earn-out payment is due to the Seller. The “Earn-out Qualifying Amount” shall mean an amount equal to 50% of the cumulative amount by which fiscal year Gross Profit of the Business exceeds $8,800,000 annually, with the first such period commencing at the Effective Time. For clarity, in the second Earn-out Year, Seller shall be entitled to 50% of the amount by which aggregate Gross Profit exceeds $17,600,000, less amounts paid to Seller the previous Earn-Out Year and in the third Earn-out Year, Seller shall be entitled to 50% of the amount by which aggregate Gross Profit exceeds $26,400,000, less amounts paid to Seller in all previous Earn-Out Years, subject, in all respects, to the Earn-out Cap and before consideration of the prorated amounts as noted below. Notwithstanding anything in this Agreement to the contrary, once Seller is entitled to an Earn-out Payment, Seller shall have no obligation to repay or refund any portion of such Earn-out Payment. For purposes of calendar year 2008, the $8,800,000 Gross Profit shall be prorated at the rate of ten twelfths or $7,333,333. So that if the actual prorated results exceed the $7,333,333 then the Seller shall be deemed to have achieved an Earn-out Qualifying Amount as stated above. Likewise, calendar year 2011 amounts shall be prorated in a similar manner except at the rate of two-twelfths.

(c) “Gross Profit” as of a given date shall mean the aggregate gross profits of the Business in an Earn-out Year, calculated in the same manner as is reflected as “Gross Profit” in Seller’s regularly prepared, audited income statements. Buyer shall prepare a statement of Gross Profit on the same basis and applying the same accounting principles, policies, and practices set forth on Schedule 2.08(c) and deliver the statement to Seller within 90 days of the end of each Earn-out Year. Buyer shall furnish or cause to be furnished to Seller such work papers, records, or other documents relating to the applicable calculation of Gross Profit and Earn Out Amount, and access thereto, as may be necessary or reasonably appropriate for evaluation of each calculation.

(d) Buyer or Parent shall deliver to Seller, at the conclusion of each Earn-out Year, shares of Parent Stock equal to the {Earn-out Shares in Play x (Earn-out Qualifying Amount ÷ $3,500,000)}, subject to the Earn-out Cap (the “Earn-Out Payment”). Amounts payable pursuant to the preceding sentence would be paid on or before the end of the third calendar month following each applicable 12-month period of measurement (with any partial year being subject to proration). For example, if in Earn-out Year 2009, the Gross Profit of the

Execution Copy

Business is $13,800,000, then approximately 71.4% of the Shares in Play would be issued. If Gross Profit of the Business for Earn-out Year 2010 is $10,800,000, then the balance of the Shares in Play would be issued and the Earn-out Cap would be attained. These examples assume no proration. At the request of Seller, Parent Stock shall be issued in the name of each Selling Shareholder in the percentages set forth on Schedule 2.08(d). In addition, Seller may distribute to the Selling Shareholders, in the percentages set forth on Schedule 2.08(d), Seller’s rights under this Agreement

(e) It is expressly acknowledged and agreed to by the parties hereto that the inclusion of the earn-out set forth in this Section 2.08 as part of the Agreement is a principal term hereof and the opportunity to achieve the same constitutes substantial consideration for the willingness of Buyer and Seller to enter into the Agreement and consummate the transactions contemplated by this Agreement, and the Gross Profits upon which the Earn-out Amount is predicated was calculated based on the assumption that the Business would be permitted to continue to operate after Closing in a manner consistent, in all material respects, with the way it has historically be operated. In light of the foregoing, Seller shall immediately be deemed to have earned the full amount of the Earn-out Cap, and Buyer or Parent shall be obligated to pay such amount to Seller in accordance with the other terms of this Section 2.08 if during the Earn-out Period Buyer shall (i) operate the Business in a manner intended to thwart, present or manipulate the earnings of the Business in any Earn-out Year or the Earn-out Amount, (ii) fail to cause the books and records of the Business to be maintained in a manner as will allow for the segregation, identification and accounting for expenses and revenues for the Business in accordance with GAAP applied on a basis consistent with the preparation of the financial statements of Seller and otherwise in accordance with the historical practices of the Business prior to Closing or (iii) not operate the Business in a manner designed to maximize revenue. If a Change in Control (as defined in the Parent’s 2007 Equity Incentive Plan) occurs, then any remaining unearned and unpaid portion of the Earn-out and the terms of this Section 2.08 shall be assumed by Buyer’s or Parent’s successor, pursuant to the same terms and conditions specified herein; provided, however, that at Seller’s option, all remaining amounts under this provision shall be payable in cash. Notwithstanding the foregoing, any and all decisions regarding the operations of the Business based on Buyer’s good faith business judgment shall not be deemed to be violations of the conditions of this Section 2.08(d).

(f) The Earn-out Payments shall be paid in restricted Parent Stock, with contractual restrictions on transfer of such stock not to exceed six months after issuance. Notwithstanding the preceding, if the market value of a share of Parent Stock at the time such share is paid pursuant to this Agreement (looking at each Earn-out Payment separately) is less than 50% of the value of a share of Parent Stock as determined based on the 60 trading day average closing price of the Parent Stock as reported on NASDAQ immediately preceding Closing or announcement, whichever is sooner, then Seller shall have the option to elect (by giving written notice to Buyer) to be paid an amount of cash in lieu of the Parent Stock equal to 50% of the Earn-out Qualifying Amount. For example, if a share of Parent Stock is valued at $20 pursuant to Section 2.08(a), and the value of Parent Stock is $5 per share at the time when such shares are to be paid as earn-out consideration, then Seller may elect to receive $500 in cash in lieu of 50 shares of Parent Stock (assuming that the Earn-out Qualifying Amount is $1,000).

Execution Copy

2.09 Prorations. All ad valorem, real and personal property Taxes and assessments, rents, royalties, license and permit fees, utilities, service fees, and other similar items arising from or relating to the Purchased Assets or the conduct of the Business, which become due and payable at or after the Effective Time and relate to periods both before and after the Effective Time shall be prorated and adjusted between Buyer and Seller as of the Effective Time on a per diem basis and Seller shall be responsible for and pay to Buyer the portion of such amounts allocable to the period or portion thereof ending on the Effective Time for which payment is due after the Effective Time at least five (5) Business Days prior to the date such amounts become due and payable. Any proration of expenses shall be settled concurrently with the adjustments contemplated pursuant to Section 2.07 to the extent reasonably practicable.

2.10 Bulk Transfer Law. Buyer and Seller hereby waive compliance with the requirements of any applicable bulk sales law provisions of the Uniform Commercial Code of the jurisdictions in which the Purchased Assets are situated or which may otherwise be applicable to the transactions contemplated hereby.

2.11 Withholding Taxes. All payments made by Buyer pursuant to or in connection with this Agreement shall be net of applicable withholding Taxes, if any.

2.12 New Louisville Lease. The parties acknowledge that the Louisville Lease will be terminated, effective as of the Effective Time, and Buyer and Heumann LLC will enter into the New Louisville Lease, with respect to the HLLC Real Estate.

2.13 Parent Stock. The shares of Parent Stock received by Seller at Closing or in connection with the earn-out described in Section 2.08 shall be fully vested unregistered shares with the registration rights described in the Registration Rights Agreement.

2.14 Deposit.

(a) Upon execution of this Agreement, Buyer shall deliver the Deposit to Seller upon execution of this Agreement.

(b) If a Closing occurs, the Deposit shall be credited against the amount of cash Purchase Price payable at Closing.

(c) If (i) this Agreement is terminated by Seller pursuant to Section 13.01(b), (ii) this Agreement is terminated by Seller pursuant to Sections 13.01(d) or (g) and all conditions to Buyer’s obligation to close in Article XI are satisfied in all material respects, or (iii) this Agreement is terminated other than pursuant to Sections 13.01(a), (c), (e) or (f), then Seller shall be entitled to retain the Deposit and shall further be entitled to seek additional damages or pursue other remedies with respect to any breach by Buyer of its obligations under this Agreement.

(d) If this Agreement is terminated pursuant to Sections 13.01(a), (c), (e) or (f), and the failure to close the transactions contemplated by this Agreement is not as result of Buyer’s material default of its obligations under this Agreement, then Seller shall immediately return the Deposit to Buyer.

Execution Copy

ARTICLE III

THE CLOSING

3.01 The Closing. The Closing shall take place at the offices of Taft Stettinius & Hollister LLP, Cincinnati, Ohio, at 10:00 a.m., local time on February 29, 2008 or at such other time and place to which the parties shall mutually agree. The parties agree that the effective date and time for economic purposes shall be 12:01 a.m. on March 1, 2008 (the “Effective Time”). Notwithstanding anything in this Agreement to the contrary, (i) Buyer shall assume and be responsible for payment and performance with respect to all Assumed Liabilities and Assumed Contracts and operation of the Business from and after the Effective Time, and Buyer shall be entitled to all revenues arising out of the ownership of the Purchased Assets and operation of the Business from and after the Effective Time.

3.02 Items to Be Delivered at the Closing by Seller. At the Closing, Seller shall make, or cause to be made, the following deliveries to Buyer:

(a) The Bill of Sale, duly executed by Seller;

(b) The Assignment and Assumption Agreement, duly executed by Seller;

(c) The Indemnification Escrow Agreement, duly executed by Seller;

(d) The New Louisville Lease, duly executed by Heumann LLC;

(e) The Employment Agreements, duly executed by the applicable employee;

(f) The Domain Name Assignment Agreement, duly executed by Seller;

(g) The Trademark Assignment Agreement, duly executed by Seller;

(h) The Patent Assignment, duly executed by Seller;

(i) The Registration Rights Agreement;

(j) A payoff letter in commercially reasonable form from National City Bank, including authorization for Buyer to file UCC termination statements on its behalf;

(k) A payoff letter in commercially reasonable form from METCO, including authorization for Buyer to file UCC termination statements on its behalf;

(l) Evidence of the release of the UCC-1 financing statement filed by FPC Funding II, LLC;

(m) Evidence of the repayment and satisfaction of Shareholder Subordinated Debt;

Execution Copy

(n) A certificate from the Secretary of Seller certifying the incumbency and signatures of the persons executing this Agreement, the Ancillary Agreements and any certificates or instruments hereunder and attaching true and correct copies of (i) Seller’s articles of incorporation and bylaws, the certificate of formation and operating agreement of FKI, LLC and articles of association and business license of China Subsidiary, (ii) the resolutions of Seller’s board of directors authorizing the execution and delivery by Seller of this Agreement, the Ancillary Agreements and all instruments and documents to be delivered in connection herewith and therewith and consummation of the transactions contemplated hereby and thereby and (iii) a certificate of existence from the Secretary of State of Kentucky with respect to the Seller and a certificate of good standing from the Secretary of State of Delaware with respect to FKI, LLC, each dated no earlier than ten (10) Business Days prior to the Closing Date;

(o) Such other instruments and documents that Buyer reasonably deems necessary to effect the transactions contemplated hereby; and

(p) Consent Letter from Auditors For 2005, 2006 and 2007 financials from Seller’s Auditors.

3.03 Items to Be Delivered at the Closing by Buyer. At the Closing, Buyer shall make, or cause to be made, the following deliveries to Seller or Escrow Agent, as applicable:

(a) The Initial Payment in immediately available funds;

(b) The Escrow Amount, to the Escrow Agent, in immediately available funds;

(c) The Assignment and Assumption Agreement, duly executed by Buyer;

(d) The Indemnification Escrow Agreement, duly executed by Buyer;

(e) The New Louisville Lease, duly executed by Buyer;

(f) The Employment Agreements, duly executed by Buyer;

(g) The Domain Name Assignment Agreement, duly executed by Buyer;

(h) The Trademark Assignment Agreement, duly executed by Buyer;

(i) The Patent Assignment, duly executed by Buyer;

(j) The Registration Rights Agreement, duly executed by Parent;

(k) A certificate from the Secretary of Buyer certifying the incumbency and signatures of the persons executing this Agreement, the Ancillary Agreements and any certificates or instruments hereunder and attaching true and correct copies of (i) Buyer’s organizational documents, (ii) the resolutions of Buyer’s board of directors authorizing the execution and delivery by Buyer of this Agreement, the Ancillary Agreements and all

Execution Copy

instruments and documents to be delivered in connection herewith and therewith and consummation of the transactions contemplated hereby and thereby and (iii) a certificate of good standing from the Secretary of State of Delaware with respect to Buyer dated no earlier than ten (10) Business Days prior to the Closing Date; and

(l) Such other instruments and documents that Seller reasonably deems necessary to effect the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in a disclosure schedule delivered pursuant to this Article IV (“Disclosure Schedule”) dated the date hereof and delivered herewith to Buyer, Seller hereby represents and warrants to Buyer, as of the date hereof that:

4.01 Seller Existence and Power. Seller is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Kentucky, FKI, LLC is a limited liability company duly formed and validly existing under the laws of the State of Delaware, and China Subsidiary is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its establishment. Each of the foregoing entities has all requisite corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the foregoing entities is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by law, except for such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, assets, financial condition or results of operations of Seller.

4.02 Corporate Authorization; Binding Agreement. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each Ancillary Agreement to be signed by Seller have been duly executed and delivered by Seller and constitute valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity.

4.03 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, will not (a) contravene or conflict with Seller’s articles of incorporation or bylaws; (b) contravene or conflict with any material provision of Applicable Law; (c) constitute a default under any material Assumed Contract; or (d) result in the creation or imposition of any Lien on any Purchased Asset.

Execution Copy

4.04 Title to Purchased Assets. Each of the Seller and China Subsidiary has good and transferable title to, or valid leasehold interests in, all of its owned or leased, as applicable, tangible properties and assets. All of Seller’s assets that are included in the Purchased Assets and all of the assets of China Subsidiary are free and clear of all Liens, except for (collectively, the “Permitted Liens”): (i) Liens for current real or personal property Taxes which are not yet due and payable, (ii) Liens and rights of third parties disclosed on Schedule 4.04 including pursuant to existing leases, licenses and possession or occupancy agreements, (iii) worker’s compensation, carrier’s, materialman’s and other Liens that are individually and in the aggregate immaterial in character, amount and extent, and which do not materially detract from the value or interfere with the present or proposed use of the properties they affect, and which do not adversely affect the conduct of the Business as presently conducted or proposed to be conducted, (iv) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions, which do not adversely affect the conduct of the Business as presently conducted, and (v) acts done, or suffered to be done by, and judgments against, Buyer or any of its Affiliates and those claiming by, through or under Buyer or any of its Affiliates. Except for the Excluded Assets, the Purchased Assets and the assets owned by China Subsidiary include all assets the Seller and China Subsidiary use to conduct the Business as it is presently conducted.

4.05 Legal Proceedings. There is no Legal Proceeding pending, or to Seller’s Knowledge, threatened against FKI, LLC, China Subsidiary, the Purchased Assets or any Assumed Liability, or which in any manner challenges or seeks to prevent, enjoin or materially delay the transactions contemplated by this Agreement or the Ancillary Agreements. None of Seller, FKI, LLC, or, to the Knowledge of Seller, China Subsidiary, is specifically named in any order, judgment, decree, stipulation or consent of or with any Governmental Entity that affects or may affect the Purchased Assets, any Assumed Liability or the transactions contemplated by this Agreement and the Ancillary Agreements.

4.06 Assumed Contracts. Schedule 4.06 lists all Open Orders and Assumed Contracts under which Seller or China Subsidiary (a) paid $50,000 or more during the 12-month period ended November 30, 2007 or (b) received $50,000 or more during the 12-month period ended November 30, 2007. Each of the Assumed Contracts (i) constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof, (ii) is valid and enforceable in accordance with its terms against Seller or, to the Seller’s Knowledge, China Subsidiary (as applicable), and to Seller’s Knowledge, against the other party to the Assumed Contracts, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity and except where the lack of enforceability would not have a Material Adverse Effect on the Business and (iii) is assignable by Seller to Buyer without the consent of any other Person, except as otherwise noted on Schedule 4.06. Neither Seller nor, to the Seller’s Knowledge, China Subsidiary is in default under any Assumed Contract and, to Seller’s Knowledge, no other party or parties to such Assumed Contract is in default of the terms of any such Assumed Contract. To Seller’s Knowledge, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under any Assumed Contract with any person having the contractual or statutory right to demand

Execution Copy

or require such renegotiation, and no such person has made written demand for such renegotiation. Neither Seller nor, to the Seller’s Knowledge, China Subsidiary is in default under any Assumed Contract and, to Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Assumed Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Purchased Assets, except where such occurrence would not result in a Material Adverse Effect.

4.07 Customers and Suppliers.

(a) Schedule 4.07(a) lists the 10 largest customers of Seller (based on gross sales) for the most recent fiscal year.

(b) Schedule 4.07(b) lists the 10 largest suppliers of Seller (based on accounts payable due to such supplier) for the most recent fiscal year.

4.08 Brokers’ or Finders’ Fees. Other than NatCity Investments, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

4.09 Compliance with Laws. Seller has and, to the Knowledge of Seller, China Subsidiary has, complied in all material respects with all Applicable Laws that apply to the Seller and China Subsidiary, as applicable, and neither Seller nor China Subsidiary has received any written notice asserting any noncompliance with any Applicable Law from any Person or Governmental Entity having jurisdiction over it, except where noncompliance would not have a Material Adverse Effect on the Business. The Seller is not and, to the Knowledge of Seller, China Subsidiary is not, in default with respect to any judgment, order, injunction or decree of any Person or Governmental Entity in any respect material to the transactions contemplated hereby or applicable to the Seller or China Subsidiary.

4.10 Intellectual Property.

(a) Schedule 4.10(a) lists all Intellectual Property and all licenses or similar agreements or arrangements with respect to the Intellectual Property (whether Seller is a licensor or licensee), except for any license implied by the sale of a product or any perpetual, paid-up license for commonly available software programs with a value of less than $10,000 under which the Seller is the licensee. Schedule 4.10(a) lists any registrations of Intellectual Property, or applications therefor, setting forth the applicable jurisdiction, owner of record, and identifying application/registration number and, in the case of domain names, the name of the applicable registrar.

(b) Seller owns and possesses all right, title and interest in and to, or has a valid, enforceable and transferable license to use, the Intellectual Property. Seller will not be, as a result of the execution of this Agreement, the Ancillary Agreements or its performance of the transactions contemplated thereunder, in breach of any material license or other agreement relating to the Intellectual Property. The validity and enforceability of the Intellectual Property and the registration thereof will not be adversely affected as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Execution Copy

(c) No claim is pending or, to Seller’s Knowledge, threatened against Seller which contests the validity or enforceability of the Intellectual Property or contests Seller’s use or ownership of the Intellectual Property. Seller has not infringed or misappropriated the patents, trademarks, copyrights or trade secrets of any Person. To Seller’s Knowledge, no Person has infringed or misappropriated the Intellectual Property nor is Seller aware of any facts that would indicate a likelihood that the proprietary rights of any Person would conflict with the Intellectual Property.

(d) Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of its Intellectual Property.

4.11 Employees and Labor Relations Matters of Seller. Solely for the purposes of this Section 4.11 (with the exception of Section 4.11(a)), the term “Employees” will include the employees of China Subsidiary. Schedule 4.11 contains a list of all Employees as of the Closing Date, including a description of all compensation arrangements and a list of all benefits, vacation, employment, recognized service date and title affecting such persons as of the Closing Date. There are currently no Employees on a paid or unpaid leave of absence except annual leave or other leaves as permitted by China Subsidiary in the ordinary course of business.

(a) Each Employee of Seller is an “at-will” employee and there are no contractual restrictions on China Subsidiary’s ability to terminate any Employee;

(b) No labor organization has been certified or voluntarily recognized as a collective bargaining representative for any Employee;

(c) Neither the Seller nor China Subsidiary is a party to any collective bargaining agreement and, to the Seller’s Knowledge, there are no ongoing organizing activities by or with respect to any of the Employees;

(d) There are no commission, compensation or severance agreements of any kind between Seller or China Subsidiary and any of their respective Employees that are separate from those contained in any employment contract (other than such commission, compensation or severance arrangements which may be imposed on Employee’s of China Subsidiary by Applicable Law);

(e) There is no unfair labor practice charge, complaint or other action against Seller pending or, to Seller’s Knowledge, threatened before the United States National Labor Relations Board, and Seller is not subject to any order to bargain by the United States National Labor Relations Board;

(f) There is no charge, complaint, dispute, grievance, arbitration or any discrimination, wage and hour, wrongful or constructive termination, or any other employment-related claim against Seller pending, or, to Seller’s Knowledge, threatened under any federal, state or local labor or employment laws or regulations, or based on contract, tort or other common law theories; and

Execution Copy

(g) No labor strike, dispute, request for representation, slowdown or stoppage has occurred in the last two years that is currently pending or, to Seller’s Knowledge, threatened against Seller or China Subsidiary.

4.12 No Material Adverse Change. Since the date of the Interim Financial Statements, there has not been any Material Adverse Change affecting the Business of Seller, and no event has occurred or circumstances exists that could reasonably be expected to result in such a Material Adverse Change.

4.13 Financial Statements; Revenue and Cost Recognition.

(a) The Audited Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP in all material respects and fairly present or will present: (i) the financial condition of Seller and its Subsidiaries as of the dates indicated, and (ii) the results of operations and the cash flows, in each case, of Seller and its Subsidiaries for the dates thereof and for the periods then ended except for, in the case of the Interim Financial Statements, the absence of footnotes and typical year-end adjustments, which adjustments, if made, would not be materially disproportionate with the year-end adjustments made to the Audited Financial Statements, except as described in Schedule 4.13(a).

(b) Seller typically recognizes contract revenue utilizing the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. Contract costs include all subcontractor costs, direct material and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation. Selling, general and administrative costs are typically charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are typically made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to cost and revenue, which are recognized in the period in which the revisions are determined.

4.14 Absence of Certain Changes. Except as set forth in Schedule 4.14, since the date of the Interim Financial Statements, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller, or issuance of any security convertible into such capital stock;

(b) amendment to the governing documents of Seller or its Subsidiaries;

(c) payment or increase by Seller of any bonuses, salaries, or other compensation to any shareholder, director, or officer, nor, except in the Ordinary Course of Business, any payment or increase by any Seller of any bonuses, salaries, or other compensation to any employee, nor entry into any employment, severance, or similar contract with any director, officer, or employee;

Execution Copy

(d) damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance;

(e) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar contract to which Seller or its Subsidiaries is a party, or (ii) any contract or transaction involving a total commitment by Seller or its Subsidiaries of at least $50,000;

(f) sale (other than sales of Inventory in the Ordinary Course of Business), lease or other disposition of any Purchased Asset or property of Seller or its Subsidiaries (including the Owned Intellectual Property) or the creation of any Lien on any Asset (other than Permitted Liens);

(g) cancellation or waiver of any claims or rights with a value to Seller or its Subsidiaries in excess of $50,000;

(h) notice, whether oral or written, by any customer or supplier of an intention to discontinue or materially and adversely change the terms of its relationship with Seller or its Subsidiaries;

(i) material change in the accounting methods used by Seller or its Subsidiaries; or

(j) contract entered into by Seller or its Subsidiaries to do any of the foregoing.

4.15 Environmental Matters . Seller has obtained all permits, licenses, registrations, consents and other authorizations that are required with respect to the operation of its Business under applicable Environmental Law (“Permits”), and all such Permits are in full force and effect. No default or violation exists under any of the Permits and no subpoena, notice of deficiency, cancellation or nonrenewal of any of the Permits have been received by Seller. Seller has not caused any contamination on any real property owned or leased by Seller arising from, relating to, or resulting from any Hazardous Substances that would be reasonably likely to cause Seller to incur any Environmental Costs. To Seller’s Knowledge, there are no underground or aboveground storage tanks, dumps, incinerators or surface impoundments at, on, or about, under or within any real property or tangible assets owned, operated or controlled in whole or in part by Seller. Seller is in compliance with Environmental Laws applicable to the Business, except where such noncompliance would not have a Material Adverse Effect. Seller has not been requested or required in writing by any Person or Governmental Entity at any time to perform any investigatory or remedial activity or other action in connection with any Environmental Matter. In addition, to Seller’s Knowledge, Seller has not been requested or required, in any unwritten communication, by any Person or Governmental Entity at any time to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

Execution Copy

Seller has provided Buyer will accurate copies of all written information in its possession or control pertaining to matters addressed in this Section 4.15, including all documents pertaining to environmental audits or assessments or operations or conditions at, or sampling of environmental media at, the Facilities, except any documents covered by attorney-client privilege.

4.16 Real Property; Facilities.

(a) All real property and any improvements thereon leased by Seller or China Subsidiary and used in connection with the Business (the “Leased Real Property”) are listed on Schedule 4.16. Neither Seller nor China Subsidiary own any real property, and China Subsidiary has not been granted any land use rights in China. Each Real Property Lease: (a) creates a valid and enforceable leasehold estate in the Leased Real Property granted to the Seller pursuant to the applicable lease (except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity) and (b) is in full force and effect. The real property relating to the China Lease has been mortgaged by the landlord and the China Lease has not been registered pursuant to law. Neither Seller nor China Subsidiary is in default under any Real Property Lease and, to Seller’s Knowledge, no other party or parties to any Real Property Lease is in default of the terms of such Real Property Lease.

(b) No consent is required with regard to the China Lease as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.17 Leased Personal Property. Schedule 4.17 contains a true and correct list of all Personal Property Leases. Each of the Personal Property Leases: (a) is valid and enforceable in accordance with its terms against Seller (except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity) and (b) is in full force and effect. Seller is not in default under any Personal Property Lease and, to Seller’s Knowledge, no other party or parties to any Personal Property Lease is in default of the terms of such Personal Property Lease.

4.18 Accounts Receivable. All Accounts Receivable included in the Purchased Assets represent valid obligations arising from sales actually made or services actually performed or to be performed by China Subsidiary or by Seller or its successor, as applicable, before or after the date hereof in the Ordinary Course of Business. To Seller’s Knowledge, the Accounts Receivable are not subject to any defenses, offsets or counterclaims in excess of reserves reflected on the Year End Balance Sheet and, when delivered, the Interim Balance Sheet. To Seller’s Knowledge, such reserves are adequate in all material respects as of the Closing.

4.19 Taxes. Seller has filed or caused to be filed in a timely manner all Tax Returns affecting the Business or the Purchased Assets as have been required under Applicable Law and has paid (except amounts for Taxes being diligently contested in good faith by appropriate procedures) all required Taxes or similar assessments affecting the Business, including any interest, penalties, fines or additions attributable thereto shown as due on all such filings. Taxes

Execution Copy

which Seller was required by law to withhold or collect in respect of the Business have been withheld or collected and have been paid over to the proper Governmental Entity or are properly held by such entity for such payment when due and payable. As of the date hereof, there are no audits, examinations, investigations, or other proceedings being conducted by any Governmental Entity in respect of Taxes of Seller that are pending.

4.20 Insurance. Schedule 4.20 contains a true and correct list of all policies of insurance which insure the Purchased Assets or the Business, setting forth the types and amounts of coverage. Copies of all such policies have been made available to Buyer. There are no material claims pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Seller is in material compliance with the terms of such policies.

4.21 Warranties. There are no pending, or to Seller’s Knowledge, threatened, claims for replacement or repair of products or goods manufactured, sold, leased, installed or delivered by Seller that are currently under warranty. To Seller’s Knowledge, the warranty reserves reflected on the Year End Balance Sheet and, when delivered, the Interim Balance Sheet are adequate in all material respects as of the Closing.

4.22 Licenses and Permits. Seller owns, holds, possesses or lawfully uses in the operation of the Business all material licenses, approvals, permits, rights, applications, accreditations, filings, registrations and other authorizations of any Governmental Entity (the “Permits”) which are used in or necessary for the conduct the Business as now conducted under and pursuant to all Applicable Laws or for the ownership and use of the Purchased Assets by Seller. All such Permits are in full force and effect; no default or violation exists under any of the Permits; and no suspension, notice of deficiency, or cancellation of any of the Permits has been received.

4.23 Employee Benefit Plans.

(a) Schedule 4.23(a) contains a complete list of all Employee Benefit Plans sponsored or maintained by Seller that are available to Seller’s current employees (the “Employee Benefit Plans”). The term “Employee Benefit Plan” includes (i) all material fringe benefit or other retirement, bonus, stock ownership, option, sickness, vacation, executive compensation, incentive compensation, death benefit (whether funded through insurance or on a funded or unfunded basis), stock purchase, salary continuation, termination, life insurance or severance plan, program or arrangement, including any medical plan and any other plan, fund or program providing similar benefits to the relevant employer’s employees other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid, and (ii) all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

(b) None of the Employee Benefit Plans are subject to Section 412 of the Code or Title IV of ERISA, and no condition exists which presents a material risk to Seller of incurring a Liability to or on account of any Employee Benefit Plan.

Execution Copy

(c) All of the Employee Benefit Plans comply in form and have been administrated, operated and funded, in all material respects, in accordance with Applicable Law (including without limitation the Code and ERISA) and the terms of such Employee Benefit Plan.

(d) Schedule 4.23(d) contains a complete list of all Persons receiving or entitled to elect COBRA coverage or benefits pursuant to any Employee Benefit Plan, as of the Closing.

4.24 Equity Owned by Seller; Subsidiaries. Seller does not own any Subsidiaries other than China Subsidiary and FKI, LLC. Neither FKI, LLC nor China Subsidiary owns or has agreed to acquire any Equity Securities or other capital of any company or entity. Seller owns all the Equity Securities in China Subsidiary and FKI, LLC free and clear of any encumbrances. There are no outstanding contracts or other rights to subscribe for or purchase any Equity Securities in FKI, LLC or China Subsidiary. All Equity Securities in FKI, LLC or China Subsidiary owned by Seller were duly authorized, validly issued and outstanding and are fully paid and non-assessable.

4.25 Registered Capital of China Subsidiary. China Subsidiary has a registered capital of $550,000 which is fully contributed. China Subsidiary has not declared, made or paid any dividend or other distribution or redeemed, reduced or purchased or agreed to redeem, reduce or purchase any of its registered capital.

4.26 Disclaimer of Other Representations and Warranties . Except as set forth in this Agreement, Seller makes no representation or warranty, whether express or implied, at law or in equity, with respect to the Business, Seller, the Assumed Liabilities or the Purchased Assets and all other representations or warranties are hereby expressly disclaimed. WITHOUT LIMITING THE FOREGOING, ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATION OR WARRANTY CONCERNING: (I) ANY USE TO WHICH THE PURCHASED ASSETS MAY BE PUT; (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE PURCHASED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES; OR (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE PURCHASED ASSETS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer’s disclosure schedule (“Buyer’s Disclosure Schedule”) dated the date hereof and delivered herewith to Buyer, Buyer hereby represents and warrants to Seller, as of the date hereof that:

Execution Copy

5.01 Buyer Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by law, except for such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Buyer.

5.02 Authorization; Binding Agreement. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity.

5.03 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not: (a) contravene or conflict with Buyer’s organizational documents; (b) contravene or conflict with any material provision of Applicable Law; or (c) constitute a default under any agreement, contract or other instrument to which Buyer is a party or by which Buyer may be bound.

5.04 Legal Proceeding. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin or materially delay the transactions contemplated hereby or which may have a material adverse effect on Buyer’s ability to purchase and operate the Purchased Assets.

5.05 Brokers’ or Finders’ Fees. No investment banker, broker, finder, intermediary or other Person has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

5.06 Parent Capital Structure. The authorized Equity Securities of Parent consist of 100,000,000 shares of common stock, $.01 par value and 100,000 shares of preferred stock, $.01 par value. All Parent Stock issued and outstanding prior to or issued concurrently with the Closing has been duly authorized and is validly issued, fully paid and nonassessable. All Parent Stock when issued pursuant to this Agreement shall be duly authorized, validly issued, fully paid and nonassessable. The issuance and sale of all Parent Stock has been in compliance with applicable securities laws. There are no contracts relating to the issuance, sale, or transfer of any Equity Securities or other securities of the Parent, no Person has any rights to acquire any Equity Securities of Parent, and there are no options, calls, warrants or other securities or rights outstanding which relate to, are convertible into or exercisable for any securities of Parent. Except as disclosed in Parent’s SEC filings, Parent has not agreed to register any of its securities under any applicable securities law or granted registration rights to any Person.

Execution Copy

5.07 Independent Investigation. Prior to Buyer’s execution of this Agreement: (a) Buyer has had an opportunity to conduct due diligence regarding the contemplated transaction and investigate, examine and inspect the Purchased Assets and Assumed Liabilities; and (b) Buyer has decided to purchase the Purchased Assets and assume the Assumed Liabilities solely on the basis of its own due diligence and independent investigation and Seller’s representations and warranties contained in this Agreement. Buyer further acknowledges that, to the extent Buyer, or any of Buyer’s advisors, agents, consultants or representatives, by reason of such due diligence and investigation, whether or not undertaken, knew or should have known that any representation and warranty made herein by Seller is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Seller by Buyer arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Buyer’s rights against the Seller arising out of any other representation and warranty made herein by Seller.

5.08 Disclosure. No statement made in the Parent Information listed below or representation and warranty of Buyers in this Agreement or any schedule to this Agreement is false or misleading in any material respect or omits to state any fact necessary to make any such representation or statements not misleading in any material respect. For purpose of this Agreement, “Parent Information” shall mean: (i) Annual Report on Form 10-K for the year ended December 31, 2006; (ii) Proxy Statement used in the connection with its 2007 Annual Meeting of Stockholders; (iii) all periodic reports on Form 8-K filed with the Securities and Exchange Commission since December 31, 2006 to the date hereof; and (iv) all Forms 10-Q filed with the Securities and Exchange Commission since December 31, 2006 to the date hereof.

ARTICLE VI

TAX MATTERS

6.01 General. From and after Closing, Seller and Buyer shall each (a) provide the other party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any Legal Proceeding involving or relating to Liability for Taxes, (b) retain and provide to the other party all records and other information that may be relevant to any such Tax Return or Legal Proceeding, and (c) provide the other party with any final determination of any such Legal Proceeding that affects any amount required to be shown on any Tax Return of the other party for any period, in each case only to the extent such matters pertain to the Assumed Liabilities, the Purchased Assets or the Business. Without limiting the generality of the foregoing and subject to Section 9.03, each of Buyer and Seller shall retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Effective Time, in each case only to the extent such matters pertain to the Assumed Liabilities, the Purchased Assets or the Business.

Execution Copy

6.02 Allocation of Purchase Price.

(a) All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Code and the regulations thereunder shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code and the regulations thereunder and all Applicable Laws.

(b) At least five (5) Business Days prior to Closing, Seller shall provide Buyer with a proposed schedule (the “Allocation Schedule”) allocating all such amounts as provided herein. The Allocation Schedule shall become final, binding and conclusive on the parties at 5:00 pm Eastern Time sixty (60) days after Buyer receives such schedule, unless Buyer objects in writing to Seller, specifying the basis for its objection and preparing an alternative allocation within such sixty (60)-day period. If Buyer does object, Buyer and Seller shall in good faith attempt to resolve the dispute within ten (10) Business Days of receipt by Seller of written notice of Buyer’s objection. If, at the end of such 10-Business Day period, Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute may be submitted by either party to an Independent Accounting Firm (the “Purchase Price Allocation Referee”). Buyer and Seller will instruct the Purchase Price Allocation Referee to provide its determination of the matters in dispute within thirty (30) days after their submission to the Purchase Price Allocation Referee. The parties shall cooperate with each other and the Purchase Price Allocation Referee in connection with the matters contemplated by this Section 6.02, including by furnishing such information and access to books, records (including accountants’ work papers) and personnel as may be reasonably requested. The Purchase Price Allocation Referee shall not hear any oral testimony regarding the matters in dispute, but may request and accept written submissions. The fees and expenses of the Purchase Price Allocation Referee will be shared equally by Buyer and Seller, and the decision of the Purchase Price Allocation Referee with respect to the items relating to the Purchase Price allocation that are disputed in the dispute notice shall be final, conclusive and binding on the parties.

(c) Buyer and Seller shall (i) prepare and timely file all Tax Returns, including IRS Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized, (ii) act in accordance with the Allocation Schedule for all Tax purposes, and (iii) not take any position on any Tax Return before any Governmental Entity charged with the collection of any such Tax or in any judicial proceeding that is in any manner inconsistent with the terms of any the Allocation Schedule without written consent of the other in each instance, unless required to do so by Applicable Law.

(d) The parties will revise the Allocation Schedule to the extent necessary to reflect any subsequent adjustments to the Purchase Price pursuant to Article II or Article VIII. In the case of any such additional consideration, Buyer shall promptly propose a revised Allocation Schedule, and the parties shall follow the procedures described above with respect to review, dispute and resolution in respect of such revision.

6.03 Tax Refunds. Any refunds of Taxes paid with respect to Tax periods or portions thereof ending on or before the Effective Time that are received by Buyer, and any such amounts credited against Taxes to which Buyer become entitled, shall be for the account of Seller, and

Execution Copy

Buyer shall pay over to Seller any such refund or the amount of any such credit within five (5) Business Days after receipt of any such refund or the filing of a Tax Return reflecting any such credit.

6.04 Transfer Taxes. Notwithstanding any other provision in this Agreement, any documentary, transfer, registration, stamp and similar Taxes imposed by reason of the transfers of Purchased Assets provided in this Agreement shall be timely paid by Buyer. Any sales and use Taxes imposed by reason of the transfers of Purchased Assets provided in this Agreement shall be paid by Seller. The parties shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

ARTICLE VII

EMPLOYEES

7.01 Employee Covenants.

(a) Termination of Employees. Seller shall terminate the employment of all employees of the Business (“Employees”) as of the end of business on the Closing Date.

(b) Employment Offers. Subject to Section 7.01(c) and except for the Employment Agreements to be entered into in connection with the Closing, Buyer shall make offers of at-will employment to all Employees as of the Effective Time. Buyer shall give all notices and other information required to be given to the Employees who are hired by Buyer at the Closing and subsequently dismissed, including any collective bargaining unit representing any group of employees of the Seller, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other Applicable Law in connection with the transactions contemplated by this Agreement.

(c) Employment Terms.

(i) Salary and Bonus. Subject to the compensation increases referenced in the Disclosure Schedule, Buyer shall provide the Employees with base hourly wage or annual base salary, as the case may be, bonus or bonus potential, and vacation consistent with Seller’s compensation and benefits and with respect to other benefits substantially similar to those in effect for Buyer’s employees.

(ii) Benefits. Buyer shall promptly provide the Employees with Employee Benefit Plans in Buyer’s discretion, with the intention that such Employee Benefit Plans will be substantially similar to those in effect as of the date hereof. Buyer shall give full credit to each Employee for such Employee’s period of service to Seller prior to the Effective Time for all purposes under all of Buyer’s Employee Benefit Plans. Buyer shall cause (i) any limitations on participation or coverage of pre-existing conditions under Buyer’s Employee Benefit Plans to be waived with respect to Employees and their eligible dependents and beneficiaries and (ii) Buyer’s Employee Benefit Plans to give full credit for deductible and co-payment amounts incurred under Employee Benefit Plans for calendar year 2007 when

Execution Copy

determining deductibles and co-payments under Buyer’s Employee Benefit Plans with respect to Employees. Seller shall transfer to Buyer, and Buyer shall accept, sole sponsorship of the (i) Fisher-Klosterman, Inc. Group Health Insurance, subject to the insurer’s approval of such transfer, and (ii) Fisher-Klosterman, Inc. Dental Insurance, Vision Insurance Plan, Short Term Disability Insurance, Long Term Disability Insurance, Life Insurance and Accidental Death and Dismemberment Insurance, all subject to the insurers’ approval of transfer of such policies to Buyer. Nothing contained in this Agreement relating to the transfer of sponsorship of such plans or policies from the Seller to the Buyer shall limit or otherwise impair Buyer’s rights under this Agreement in relation to Section 2.04 or 4.22 or otherwise in connection with this Agreement. No provision of this Agreement constitutes or shall give rise to, or shall be deemed to constitute or give rise to any rights or entitlements or benefits on the part of any employee, service provider or other third Person in connection with any such plan, program or other arrangement, or otherwise.

7.02 WARN Act Compliance . On and after the Effective Time, Buyer shall be responsible with respect to Employees and their respective beneficiaries for compliance with the WARN Act and any other similar Applicable Law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Buyer shall not take any action after the Effective Time that would cause any termination of employment of any Employees to constitute a “plant closing” or “mass layoff” under the WARN Act or any similar Applicable Law that would result in liability or notice obligation to Seller or create any liability to Seller for employment terminations under Applicable Law. Subject to the terms of Article VIII, Buyer shall defend and indemnify Seller from any and all liability with respect to Buyer’s non-compliance with the undertaking in the two preceding sentences which causes a violation of the WARN Act. Nothing in this Agreement constitutes an admission that a plant closing or mass layoff, or terms of similar import, as used by the WARN Act, has occurred or will occur.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.01 Survival of Representations and Warranties and Time Limitation on Indemnification. All of the representations and warranties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of eighteen (18) months following the Effective Time. Notwithstanding the foregoing, the representations and warranties contained in Section 4.01 (Seller Existence and Power), Section 4.02 (Corporate Authority; Binding Agreement), Section 4.04 (Title to Purchased Assets) (excluding the last sentence of Section 4.04), Section 4.08 (Brokers’ or Finders’ Fees), Section 4.15 (Environmental Matters), Section 4.19 (Taxes), Section 5.01 (Buyer Existence and Power), Section 5.02 (Authorization; Binding Agreement) and Section 5.05 (Brokers’ or Finders’ Fees) shall survive until 30 days after the expiration of the applicable statute of limitations relating to the underlying claim. All covenants and agreements contained in this Agreement shall expire as appropriate, in accordance with their terms or at the expiration of the applicable statutes of limitation. If at any time on or prior to the applicable expiration

Execution Copy

date, a party delivers to the other party a written notice alleging a breach of any of the representations, warranties, covenants or agreements made by the receiving party and asserting a claim for indemnification under this Article VIII, then that claim shall survive the applicable expiration date until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, a claim will not survive more than three (3) months following the applicable expiration date unless the party delivering the claim notice is reasonably pursuing the claim.

8.02 Indemnity by Seller. Subject to the limitations in this Article VIII (including without limitation Section 8.07 hereof), Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, officers, partners, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Person” and collectively, the “Buyer Indemnified Persons”) from and against any and all losses, Liabilities, damages, fines, penalties, suits, judgments or causes of action, assessments, reasonable costs and reasonable expenses (whether or not involving a Third Party Claim), and any and all amounts paid in settlement of any of the aforementioned (collectively, the “Buyer’s Damages”), asserted against, imposed upon, or incurred or suffered by any Buyer Indemnified Person as a result of or arising from: (a) any Excluded Liability; (b) any inaccuracy in any representation or warranty of Seller contained in this Agreement; or (c) any breach of any covenant or agreement by Seller contained in this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment, the Trademark Assignment Agreement, the Domain Name Transfer Agreement or the certificate to be delivered pursuant to Section 3.02(m).

8.03 Indemnity by Buyer. Subject to the limitations in this Article VIII, Buyer shall indemnify and hold harmless Seller, the Selling Shareholders and each of their Affiliates, directors, officers, stockholders, agents, representatives, successors and permitted assigns (each a “Seller Indemnified Person” and collectively, the “Seller Indemnified Persons” and, together with the Buyer Indemnified Persons, the “Indemnified Persons”), from and against any and all losses, Liabilities, damages, fines, penalties, suits, judgments or causes of action, assessments, reasonable costs and reasonable expenses (whether or not involving a Third Party Claim), and any and all amounts paid in settlement of any of the aforementioned (collectively, the “Seller’s Damages” and together with Buyer’s Damages, “Damages”), asserted against, imposed upon, or incurred or suffered by any Seller Indemnified Person, as a result of or arising from: (a) any Assumed Liability; (b) any inaccuracy in any representation or warranty of Buyer contained in this Agreement; (c) any beach of any covenant or agreement by Buyer contained in this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment, the Trademark Assignment Agreement, the Domain Name Transfer Agreement or the certificate to be delivered pursuant to Section 3.03(k); or (d) the Schedule 4.14 Indemnification Amount (which amount, if payable pursuant to this Agreement, shall be paid directly by Seller and shall not be paid out of the Escrow Amount and shall not be subject to the limitation on indemnification set forth in Sections 8.07(a) and 8.07(b) below).

8.04 Reduction and Mitigation of Damages. For purposes of this Article VIII, all Damages shall be reduced dollar for dollar by: (a) the amount of any insurance proceeds actually received in connection with the circumstances giving rise to the claim for such Damages, in each case, which reduce such Damages that would otherwise be incurred; (b) the amount of any Tax benefits actually recognized (net of Tax costs incurred as a result of such indemnification

Execution Copy

payment) directly resulting from such Damages or expenses related thereto; and (c) the amount of any other payments made under this Article VIII that relate to the same facts and circumstances giving rise to the same claim for such Damages. Any party entitled to indemnification hereunder shall take reasonable steps to mitigate Damages upon and after becoming aware of any event that could reasonably be expected to give rise to such Damages. All parties shall use commercially reasonable efforts to make claims under available insurance policies and to pursue the collection of such amounts.

8.05 Claims Procedure for Third Party Claims.

(a) Any party (the “Claimant”) that intends to seek indemnification for Damages from the other party (the “Defending Party”) under this Agreement with respect to a Third Party Claim shall notify the Defending Party in writing promptly after learning of such claim. Such notice shall specify, to the extent known by the Claimant, the nature of and basis for any such Third Party Claim or the nature of and basis for any suit, action, investigation or proceeding set forth therein, the amount or the good faith estimated amount thereof (to the extent then estimable) and the basis of the third party’s request for indemnification under this Agreement. The failure of the Claimant to promptly notify the Defending Party will not relieve the Defending Party of any Liability that it may have to the Claimant, except to the extent that the Defending Party demonstrates that the defense of such Third Party Claim is prejudiced by the Claimant’s failure to promptly give such notice. “Third Party Claim” means any claim, demand, suit, action or Legal Proceeding by any Person, other than Seller or Buyer, which could reasonably give rise to a right of indemnification under this Article VIII.

(b) The Defending Party may undertake the defense of a Third Party Claim as to which the Claimant has notified the Defending Party by notice to the Claimant no later than thirty (30) days after receipt by Defending Party of the Claimant’s notice of the Third Party Claim (but in no event later than such time as would result in the Claimant’s rights being materially and adversely affected by a failure to give notice earlier). The Defending Party’s notice must be in writing and must notify the Claimant (i) that the Defending Party will indemnify the Claimant, to the extent provided in this Agreement, from and against any Damages with respect to which such Claimant is entitled to indemnification under this Agreement, (ii) of the Defending Party’s intention to assume such defense, and (iii) that it has retained legal counsel (which counsel must be reasonably satisfactory to the Claimant) to conduct the defense of such Third Party Claim. If the Defending Party undertakes the defense of any Third Party Claim, it shall control the investigation and defense thereof; provided that the Claimant will be entitled to participate in the defense of such Third Party Claim to the extent it reasonably deems appropriate (unless the Claimant is also party to such proceeding and the Defending Party determines in good faith that joint representation would be inappropriate). If the Claimant elects to participate in the defense of the claim, the Defending Party, so long as it diligently conducts such defense, will not be liable to the Claimant for any fees of other counsel or advisors retained by Claimant or any other expenses with respect to Claimant’s defense of such claim unless (x) the Defending Party has, in its sole discretion, agreed to pay such fees and expenses, or (y) the Claimant has been advised by its counsel in good faith that there may be one or more defenses available to it which are different from or additional to those available to the Defending Party or that actual or potential conflicts of interest are likely to result from the

Execution Copy

Defending Party’s defense of the Third Party Claim. In such case, that portion of the fees and expenses of such separate counsel that are reasonably related to the matters covered by the foregoing clauses (x) – (y) shall be paid by the Defending Party. If the Defending Party assumes the defense of a Third Party Claim without participation by the Claimant, no compromise or settlement of such Third Party Claim may be effected by the Defending Party without the Claimant’s consent unless (1) there is no finding or admission of any violation of Applicable Law by Claimant, and (2) the sole relief provided is monetary damages that are paid in full by the Defending Party.

(c) If notice is given to a Defending Party of a Third Party Claim and the Defending Party does not, within thirty (30) days after the Claimant’s notice is given, give notice to the Claimant of its election to assume the defense of such Third Party Claim or otherwise does not defend such Third Party Claim, then the Claimant shall control such investigation and defense, and the Defending Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Claimant with the consent of the Defending Party (which shall not be unreasonably withheld).

(d) Subject to the advice of counsel, Seller and Buyer shall make available to each other, their counsel and other representatives, the information and documents reasonably available to them which relate to any Third Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation and defense thereof. Seller and Buyer shall keep the other reasonably informed as to all developments with respect to any Third Party Claim.

8.06 Claims Procedure for Direct Claims. In the event that a Claimant intends to seek indemnification for Damages from a Defending Party that does not involve a Third Party Claim, the Claimant shall promptly notify the Defending Party in writing of such claim (the “Direct Claim Notice”). The Direct Claim Notice shall specify the nature of and specific basis for any such Indemnity Claim, the amount or the good faith estimated amount thereof (to the extent then estimable) and the basis of the Claimant’s request for indemnification under this Agreement. The failure of the Claimant to promptly notify the Defending Party will not relieve the Defending Party of any Liability that it may have to the Claimant, except to the extent that the Defending Party demonstrates that the defense of such Indemnity Claim is prejudiced by the Claimant’s failure to give such notice. If the Claimant does not notify the Defending Party within thirty (30) days from its receipt of the Direct Claim Notice that it disputes such Indemnity Claim, the Indemnity Claim(s) specified in the Direct Claim Notice will be deemed payable by the Defending Party hereunder. If the Defending Party has timely disputed such Indemnity Claim, the parties shall negotiate in good faith for a thirty (30) day period after receipt of the Direct Claim Notice to resolve such Indemnity Claim. If no resolution is reached within such thirty (30) day period, the dispute regarding the Indemnity Claim shall be resolved pursuant to Section 10.13 of this Agreement.

8.07 Limitations on Indemnification. The rights of the Buyer Indemnified Persons and of the Seller Indemnified Persons to indemnification hereunder are subject to the following limitations:

(a) Basket for Aggregate Claims. Buyer shall not be entitled to indemnification hereunder unless and until the aggregate amount of Buyer’s Damages arising from qualifying claims for indemnification exceeds seventy five thousand dollars ($75,000). Seller shall only be liable for Buyer’s Damages in excess of such amount.

Execution Copy

(b) Limitation of All Claims. Buyer shall not be entitled to indemnification hereunder with respect to any claims under Section 8.02 to the extent the aggregate amount of Buyer’s Damages exceeds $1,740,000 in the aggregate. Notwithstanding the foregoing, (i) the maximum amount of Buyer’s Damages that may be recovered as a result of any breach of the representations and warranties contained in Section 4.01 (Seller Existence and Power), Section 4.02 (Corporate Authority; Binding Agreement), Section 4.04 (Title to Purchased Assets) (excluding the last sentence of Section 4.04) and Section 4.08 (Brokers’ or Finders’ Fees) shall not be limited to the foregoing amount, but shall be limited in the aggregate to the Purchase Price and (ii) the maximum amount of Buyer’s Damages that may be recovered as a result of any breach of the representations and warranties contained in Section 4.15 (Environmental Matters) shall not be limited to the foregoing amount, but shall be limited in the aggregate to 62.5% of the Purchase Price. Notwithstanding anything in this Agreement to the contrary, the maximum amount of Buyer’s Damages that may be recovered as a result of any breach of any representation or warranty pertaining to FKI, LLC or China Subsidiary shall be limited in the aggregate to $500,000. For all purposes of Articles VIII, Buyer Damages shall be net of (i) any insurance or other recoveries payable to Buyer Indemnified Person or its Affiliates in connection with the facts giving rise to the right of indemnification, and (ii) any tax benefit available to such Buyer Indemnified Person or its Affiliates arising in connection with the accrual, incurrence or payment of any such Buyer Damages (including, without limitation, the net present value, discounted at a 5% per annum rate of return, of any tax benefit arising in subsequent taxable years).

(c) Relation to Escrow Amount. All indemnification claims by the Buyer Indemnified Persons shall first be satisfied out of the Escrow Amount. The release of funds from the Escrow Amount shall be governed by the Indemnification Escrow Agreement, which shall provide that 50% of the escrowed funds shall be released after six months, net of any indemnification claims made prior to such date.

(d) Expiration of Claims. Any claim for indemnification hereunder that is not asserted by notice given as herein provided during the applicable period of survival as set forth in Section 8.01 may not be pursued and is hereby irrevocably waived upon the expiration of the applicable survival period.

8.08 Tax Treatment of Indemnification. For all Tax purposes, Buyer and Seller shall treat any amount paid pursuant to this Article VIII as an adjustment to the Purchase Price and shall also revise the Allocation Schedule in accordance with Section 6.02, except as otherwise required by Applicable Law.

8.09 Exclusive Remedy. Other than claims for fraud, this Article VIII shall provide the sole and exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement, the Ancillary Agreements, or the transactions contemplated hereby.

Execution Copy

8.10 Limitation On Damages. NO PARTY WILL BE LIABLE FOR EXEMPLARY, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS AND LOST REVENUES, WHICH ARISE DIRECTLY OR INDIRECTLY OUT OF THE PURCHASE, SALE AND/OR USE OF THE PURCHASED ASSETS WHETHER SUCH DAMAGES ARE ASSERTED IN AN ACTION BROUGHT IN CONTRACT, IN TORT OR PURSUANT TO SOME OTHER THEORY AND WHETHER THE POSSIBILITY OF SUCH DAMAGES WAS MADE KNOWN OR WAS FORESEEABLE.

ARTICLE IX

COVENANTS OF SELLER PRIOR TO CLOSING

9.01 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and the Selling Shareholders shall cause Seller to) (a) afford Buyer and its representatives Fifth Third Bank, NA and their representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the Business; (b) furnish Buyer Group with copies of all such contracts, governmental authorizations, books and records, and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating, and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets, and financial condition related to Seller.

9.02 Operation of the Business by Seller. Between the date of this Agreement and the Closing, Seller shall (and the Selling Shareholders shall cause Seller to):

(a) conduct its business only in the ordinary course of business and not enter into any agreements or commitments other than at substantially prevailing market prices and on substantially prevailing market terms;

(b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees, and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;

(c) confer with Buyer prior to implementing operational decisions of a material nature;

(d) otherwise report to, and as reasonably requested by, Buyer concerning the status of the Business, including all financial matters;

Execution Copy

(e) make no material changes in management personnel without prior written consent of Buyer;

(f) maintain all Purchased Assets in a state of repair and condition that complies with legal requirements and is consistent with the requirements and normal conduct of the Business;

(g) keep in full force and effect, without amendment, all material rights relating to Seller’s business;

(h) comply with all legal requirements and contractual obligations applicable to the operations of the Business;

(i) continue in full force and effect the insurance coverage under the policies set forth in this Agreement;

(j) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any proceedings, and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the transactions contemplated by this Agreement, all without further consideration; and

(k) maintain all books and records of Seller relating to the Business in the ordinary course of business.

9.03 Negative Covenants. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and no Selling Shareholder shall permit Seller to, without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.14 would be likely to occur; (b) make any modification to any material contract or governmental authorization; (c) allow the levels of raw materials, supplies, or other materials included in the Business to vary materially from the levels customarily maintained; (d) enter into any compromise or settlement of any litigation, proceeding, or governmental investigation relating to the Purchased Assets, the Business, or the Assumed Liabilities; or (e) other than payments of dividends on the Seller’s stock that are in amounts not greater than what is necessary to fund Selling Shareholders’ actual tax liabilities resulting solely from Seller’s net income being attributed to Selling Shareholders as a result of Seller’s Subchapter S status, make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire any of, Seller’s equity, of any class, whether now or hereafter outstanding, or make any other type of payment (including salary, compensation, or bonus payments of any type) to any Selling Shareholder or a related person of any Selling Shareholder other than regular payments of salary in the ordinary course of business.

9.04 Notification. Between the date of this Agreement and the Closing Date, Seller and the Selling Shareholders shall promptly notify Buyer in writing if any of them, or Gary Keefer, Tom Lugar or Russell Lewis, becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this

Execution Copy

Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) result in any Material Adverse Change, or cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or any Selling Shareholder’s discovery of, such fact or condition. During the same period, Seller and Selling Shareholders also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller or any Selling Shareholder under this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in this Article IX impossible or unlikely.

9.05 No Negotiation. Until such time as this Agreement is terminated, neither Seller nor any Selling Shareholder shall directly or indirectly solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by any Selling Shareholder of Seller’s stock, the merger or consolidation of Seller, or the sale of Seller’s business or any of the Purchased Assets (other than in the ordinary course of business). Seller and the Selling Shareholders shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or any Selling Shareholder.

9.06 Payment of Liabilities. Seller shall pay or otherwise satisfy in the ordinary course of business as they come due all of its liabilities and obligations.

ARTICLE X

POST-CLOSING COVENANTS

10.01 Further Assurances. From and after the Closing Date and from time to time thereafter, each party will do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such acts, instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by the other in order to carry out the terms and provisions of this Agreement, including the vesting in Buyer of good and valid title in and to the Purchased Assets as of the Effective Time.

10.02 Name Change. Within three (3) Business Days of the Closing Date, Seller will file articles of amendment with the Secretary of State of Kentucky changing its name to one sufficiently dissimilar to Seller’s present name that, in Buyer’s reasonable judgment, is necessary to avoid confusion. Seller will take any action reasonably requested by Buyer after Closing to enable Buyer to make any and all use of the name Fisher-Klosterman, Inc.

10.03 Access To Business Records. Each of Buyer and Seller shall preserve until the seventh (7th) anniversary of the Effective Time all records, including electronic data records, possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Effective Time, including without limitation all of Seller’s corporate

Execution Copy

minute books, stock transfer records, books of account, checkbooks, cancelled checks, bills and vouchers in support thereof, bank accounts, and tax records. After the Effective Time, where there is a legitimate purpose (which shall be deemed to include Tax filings of either party), such party shall provide the other party with access, within a reasonable period of time after written request specifying the need herefore during regular business hours, to (a) the management employees of Buyer, (b) the books of account and records of such party related to the Business and (c) the payroll and personnel records of the Business but in each case only to the extent relating to the assets Liabilities or business of the Business prior to the Effective Time and the other party and its representatives shall have the right to make copies of such books and records provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided further, that, as to such information that constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its officers, directors or representatives.

10.04 Cooperation. After the Closing Date, upon Seller’s request (at Seller’s expense) and without necessity of subpoena, Buyer shall, and shall cause its representatives and its Affiliates and their representatives to, fully cooperate with Seller and its representatives for purposes of permitting Seller to address and respond to matters that arise as a result of or otherwise relate to Seller’s prior ownership of the Business and the Purchased Assets, whether or not related to this Agreement, any matters for which Seller has or may have an obligation (including an indemnity obligation), and any claims made by or against Seller or any of its Affiliates for which such cooperation is, in Seller’s opinion, necessary or appropriate. Such cooperation shall include (i) upon reasonable notice to Buyer, reasonable access to Buyer’s and its Affiliates’ officers, directors, employees, auditors, counsel, representatives, advisors, properties, books, records and operating instructions and procedures, (ii) providing reasonable assistance to Seller in connection with any pending or threatened Legal Proceedings, including preparation for any Legal Proceedings such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Seller shall have the right to retain, at its expense, a copy of all business and employment records and other documents the originals of which are part of the Purchased Assets. Seller’s access shall not unreasonably interfere with Buyer’s operation of the Business.

10.05 Funds Received After Closing. Any and all funds received by Seller after Closing relating to the Purchased Assets shall be remitted to Buyer promptly upon receipt; provided that, for the avoidance of doubt, any funds received by Seller after Closing relating to the Excluded Assets shall remain the property of Seller.

10.06 Warranty Claims. Buyer shall be solely responsible for satisfying any warranty claims for replacement or repair of any products or goods manufactured, sold, leased or delivered by Seller prior to the Effective Time up to an aggregate amount of $75,000. Seller shall be solely responsible for satisfying any warranty claims for replacement or repair of any products or

Execution Copy

goods manufactured, sold, leased or delivered or services rendered by Seller prior to the Effective Time to the extent such claims exceed $75,000 in the aggregate. With regard to the satisfaction of any warranty claims (individually or in the aggregate) exceeding $75,000, Buyer shall grant Seller access to Buyer’s resources reasonably or typically used in connection with satisfaction of similar warranty claims at no more than Buyer’s out-of-pocket costs for the use of such resources and Seller shall have sole discretion (to be exercised in good faith) in satisfying such claim or claims; provided, however, that if Seller fails to resolve any such warranty claim within six (6) months after receiving notice of such a claim, then in order to preserve the goodwill of the customer, Buyer may assume responsibility for satisfying the warranty claim and Seller will be responsible for all costs actually incurred by Buyer in effecting any such repair or replacement. Warranty claims shall count toward the satisfaction of the minimum claims basket set forth in Section 8.07(a) notwithstanding the fact that Buyer may not recover the first $75,000 incurred hereunder.

10.07 Covenants Regarding Competition and Solicitation.

(a) Non-Competition. For a period of three (3) years from and after the Effective Time, the Seller and the Selling Shareholders shall not and will use reasonable efforts to cause their Affiliates not to, engage, own, manage, control, participate in, consult with or render service for, directly or indirectly, in any enterprise that competes with the Business in any geographic area in which Seller has or had any manufacturing facility, employees, distributors and/or customers within a period of twelve (12) months prior to the Effective Time; provided, however, that owning less than 5% of the outstanding stock of any publicly-traded company shall not violate this Section 9.07(a). Seller and the Selling Shareholder acknowledge and agree that this non-compete is given in connection with the purchase and sale of the Purchased Assets pursuant to this Agreement and for other good and valuable consideration, and given the nature of the Business, the restrictions set forth in this Agreement are necessary and reasonable in terms of the activities restrained, as well as the geographic and temporal scope of such restrictions. Nothing herein shall prevent Louis J. Heimbrock, Jr. from operating the Heimbrock Division as the Heimbrock Division was operated consistent with past practice prior to the sale of the Heimbrock Division to Louis J. Heimbrock, Jr. The parties hereto acknowledge and agree that the operations of the Heimbrock Division, as conducted prior to the sale of the Heimbrock Division to Louis J. Heimbrock, Jr., do not compete with the Business.

(b) Non-Solicitation of Employees. For a period of three (3) years from and after the Effective Time, Seller and the Selling Shareholders will not, and will use reasonable efforts to cause their Affiliates not to, directly or indirectly through another Person: (i) solicit or attempt to solicit any officer or employee of the Business to terminate his or her employment with the Buyer or any of Buyer’s Affiliates or (ii) hire an officer or employee of the Buyer or Buyer’s Affiliates.

(c) Non-Solicitation of Sales Representatives. For a period of three (3) years from and after the Effective Time, Seller and the Selling Shareholders will not, and will use reasonable efforts to cause their Affiliates not to, directly or indirectly through another Person: (i) solicit any Person who is an active sales representative of the Business on or after the Effective Time or (ii) solicit any Person who had been an active sales representative of the Business within the twelve (12) month period prior to the Effective Time to sell a product or service that competes with the Business.

Execution Copy

(d) Non-Solicitation of Customers. For a period of three (3) years from and after the Effective Time, Seller and Selling Shareholders will not, and will use reasonable efforts to cause their Affiliates not to, directly or indirectly through another Person solicit or attempt to solicit any customer or supplier of the Buyer or its Affiliates that was an active customer of the Business at Closing or within the twelve (12) month period prior to the Effective Time to purchase any product or service that competes directly or indirectly with the products and services of the Business.

(e) Injunctive Relief. Seller and Selling Shareholders acknowledge and agree that a remedy at law for any breach or threatened breach of Section 9.07 could be inadequate and therefore agrees that Buyer may be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach.

(f) Limitation of Liability. In no event will any Selling Shareholder be liable for or otherwise held accountable for any breach of this Section 10.07 by another Selling Shareholder.

10.08 Delivery of 2007 Audited Financials. Buyer as soon as practicable after the Closing, but no later than March 1, 2008, its 2007 audited year-end financial statements, along with the consent of Seller’s auditors for Buyer to use and rely on such statements and prior year audited statements including without limitation, in connection with all then outstanding registration statements of the Company. In addition, Seller agrees to use best efforts to cause its auditors to provide any and all necessary consents, approvals and other items for Buyer’s use of its 2007 and prior years audited and other financial statements prepared by, reviewed by or audited by such auditor including without limitation in connection with SEC filings, including without limitation, naming such auditors as experts in any prospectus.

ARTICLE XI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligations to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

11.01 Accuracy of Representations

(a) All of Seller’s and the Selling Shareholders’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

Execution Copy

(b) Each of Seller’s and the Selling Shareholders’ representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

11.02 Seller’s Performance. All of the covenants and obligations that Seller or any Selling Shareholder is required to perform or to comply with pursuant to this Agreement at or prior to the closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with.

11.03 Additional Documents. Seller and the Selling Shareholders shall have caused the documents and instruments required by Section 3.02 and the following documents to be executed and delivered (or tendered subject only to closing) to Buyer as well as such other documents as Buyer may reasonably request for the purpose of: (a) evidencing the accuracy of any of Seller’s representations and warranties; (b) evidencing the performance by Seller and each Selling Shareholder of, or the compliance by Seller and each Selling Shareholder with, any covenant or obligation required to be performed or complied with by seller or such Selling Shareholder; (c) evidencing the satisfaction of any condition referred to in this Article 11; or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated by this agreement.

11.04 No Proceedings. Since the date of this agreement, there shall not have been commenced or threatened any proceeding or action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this agreement, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the transactions contemplated by this agreement.

11.05 No Conflict. Neither the consummation nor the performance of any of the transactions contemplated by this agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any affiliate of Buyer to suffer any adverse consequence under (a) any applicable legal requirement or order or (b) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any governmental body.

11.06 No Material Adverse Change. There shall have been no Material Adverse Change, or any event or series of events that are likely to lead to a Material Adverse Change.

11.07 Warranty Claims. There shall be no warranty claims made against the Seller including, but not limited to claims related to the Ottertail project, which could reasonably be expected to have a Material Adverse Effect.

11.08 Employment Agreements. Buyer shall have entered into the Employment Agreements.

Execution Copy

11.09 Major Customer And Vendor Assurance. No evidence shall be forthcoming that any top ten customers and suppliers of Seller as listed on the Disclosure Schedule shall object in any material respect to the transactions contemplated by this Agreement or that such customers or suppliers, such that the objection or the anticipated loss of business arising out the loss or reduction of such customer’s business with Buyer would have a Material Adverse Effect.

11.10 Consent of Auditor. Seller’s Auditor shall have delivered a consent letter with respect to 2005, 2006 and 2007 Financial Statements.

11.11 Release of Liens. Evidence satisfactory to Buyer that the Liens listed on Schedule 4.04 shall be released.

ARTICLE XII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

12.01 Accuracy Of Representations

(a) All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

(b) Each of Buyer’s representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

12.02 Buyer Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this agreement at or prior to the closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with.

12.03 Additional Documents. Buyer shall have caused the documents and instruments required by Section 3.03 and the following documents to be executed and delivered (or tendered subject only to closing) to Seller, or the Escrow Agent, as well as such other documents as Seller may reasonably request for the purpose of: (a) evidencing the accuracy of any of Buyer’s representations and warranties; (b) evidencing the performance by buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; (c) evidencing the satisfaction of any condition referred to in this Article 12; or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated by this agreement.

Execution Copy

12.04 No Injunction. There shall not be in effect any legal requirement or any injunction or other order that (a) prohibits the consummation of the transactions contemplated by this agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this agreement.

ARTICLE XIII

TERMINATION

13.01 Termination Events. By notice given prior to or at the closing, subject to Section 13.01, this Agreement may be terminated as follows:

(a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller or any Selling Shareholder and such breach has not been waived by Buyer;

(b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller;

(c) by Buyer if any condition in Article XI has not been satisfied as of the date specified for Closing in the first sentence of Section 3.01 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller if any condition in Article XII has not been satisfied as of the date specified for Closing in the first sentence of Section 3.01 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or any Shareholder to comply with such party’s obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual consent of Buyer and Seller;

(f) by Buyer if the Closing has not occurred on or before March 15, 2008, or such later date as the parties may agree upon, unless the Buyer is in material breach of this Agreement; or

(g) by Seller if the Closing has not occurred on or before March 15, 2008, or such later date as the parties may agree upon, unless the Seller or any Shareholder is in material breach of this Agreement.

13.02 Effect of Termination. Each party’s right of termination under Section 13.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 13.01, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 13.02, Article XIV and Section 2.14 will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the

Execution Copy

terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XIV

MISCELLANEOUS

14.04 Fees and Expenses. Buyer and Seller each shall pay their respective fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Buyer shall pay the fees and expenses associated with any title or leasehold insurance (including, any survey) for the Leased Real Property and any fees and expenses associated with any environmental assessments.

14.02 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent dated October 19, 2007 from Buyer to Seller; provided, however, that the Confidentiality Agreement between Seller and Buyer dated August 2, 2007 shall remain in full force and effect. The Annexes, Exhibits and Schedules to this Agreement are incorporated herein by reference. There are no oral agreements between Seller and Buyer.

14.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.04 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written notice to the other party. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement or of any subsequent breach.

14.05 Notices. Any notice, request, demand, waiver, consent or other communication that is required or permitted under this Agreement or the Ancillary Agreements shall be in writing and shall be deemed given upon receipt and shall be delivered either personally (including by reputable overnight courier), by facsimile or electronic mail (with an appropriate acknowledgment of receipt), or by registered or certified mail, postage prepaid, return receipt requested, as follows:

Execution Copy

if to Seller, to:	with a simultaneous copy to (which shall not constitute notice):

Fisher-Klosterman, Inc.	Frost Brown Todd LLC
Attn: Gerald J. Plappert, Jr.	Attn: Scott W. Dolson, Esq.
822 S. 15th Street	400 W. Market Street
Louisville, KY 40210	32nd Floor
Tel: (502) 572-4000	Louisville, KY 40202
Fax: (502) 572-4023	Tel: (502) 589-5400
Email: jp@fkinc.com	Fax: (502) 581-1087
Email: sdolson@fbtlaw.com

if to Buyer, to:	with a simultaneous copy to (which shall not constitute notice):

CECO Environmental Corp.	Taft Stettinius & Hollister LLP
Attention: Dennis Blazer	Attn: John J. McCoy, Esq.
3120 Forrer St.	425 Walnut Street, Suite 1800
Cincinnati, OH 45209	Cincinnati, OH 45202
Tel: (513) 458-2676	Tel: (513) 381-2838
Fax no.: (513) 458 – 2644	Fax: (513) 381-0205
Email: dblazer@cecoenviro.com	Email: mccoy@taftlaw.com

14.06 Governing Law. This Agreement and the Ancillary Agreements and their execution, interpretation and performance shall be construed in accordance with and governed by the law of the State of Ohio without regard to or application of any conflicts of law principles.

14.07 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any signature page delivered by facsimile or email shall be binding to the same extent as an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

14.08 Interpretation; Construction. The headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, as appropriate. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by Buyer and Seller and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Agreements. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this

Execution Copy

Agreement to “Annexes”, “Articles”, “Sections”, “Schedules” and “Exhibits” refer to Articles and Sections of this Agreement and Annexes, Schedules and Exhibits attached to this Agreement. The reference to a particular “Section” or “Article” shall mean all matter included within that particular Section or Article, as applicable. Unless otherwise specifically provided, use of the word “or” in this Agreement shall not be deemed to create an exclusive alternative.

14.09 Disclosure Schedule. The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement, (ii) lists of specific items or people as set forth in this Agreement, or (iii) descriptions of items referred to in this Agreement. Inclusion of information in the Disclosure Schedule shall not constitute an admission or raise any inference that such information rises to a level of materiality or is determinative of any standard of materiality. Statements in the Disclosure Schedule relate to the Sections of this Agreement explicitly referenced therein and any other Section of this Agreement reasonably related thereto.

14.10 No Third-Party Beneficiaries. This Agreement (including all representations, warranties and covenants contained herein) is solely for the benefit of the parties hereto and their successors and permitted assigns, and it shall not be construed as conferring any rights, benefit or cause of action in or on behalf of any other Persons.

14.11 Severability. If one or more provisions of this Agreement are held to be illegal, invalid or unenforceable under Applicable Law, then (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof or thereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

14.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

14.13 Dispute Resolution. Subject to the provisions of Section 2.07, Section 6.02 and Section 14.13(c), any controversy or claim arising from or in connection with this Agreement or the Ancillary Agreements, an alleged breach of this Agreement or the Ancillary Agreements or the relationship of the parties under this Agreement or the Ancillary Agreements, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (a “Dispute”), shall be resolved as follows:

Execution Copy

(a) Informal Resolution. First, upon written request of any party to the Dispute, each party to the Dispute will appoint a designated representative. Thereafter the designated representatives shall meet for the purpose of resolving such Dispute. The designated representatives shall have the authority to make binding decisions and/or commitments on behalf of each Person they represent. The designated representatives shall meet as often as they reasonably deem necessary to resolve the Dispute without the necessity of any formal proceeding. Unless delay would impair a party’s rights under applicable statutes of limitations, formal proceedings (including arbitration) for the resolution of a Dispute may not be commenced until the earlier of: (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely or (ii) the expiration of the thirty (30) day period immediately following the initial request to negotiate the Dispute.

(b) Arbitration. Failing resolution pursuant to Section 14.13(a), the Dispute shall be finally settled by binding arbitration under the Commercial Arbitration Rules established by the American Arbitration Association then in effect as follows. Any party may initiate the arbitration following failure of informal resolution of the Dispute pursuant to Section 14.13(a) by filing a demand for arbitration with the American Arbitration Association, and simultaneously delivering a copy of such demand to the other parties involved in the Dispute. Unless otherwise agreed by the parties, all such claims brought by Buyer shall be brought in Louisville, Kentucky and heard by a single arbitrator and all such claims brought by Seller shall be brought in Cincinnati, Ohio and heard by a single arbitrator. Any arbitrator employed shall act under the Commercial Rules of the American Arbitration Association except as modified herein and shall be a business attorney in practice for at least 15 years, with substantial experience in the negotiating and drafting of business acquisition agreements, and versed in Ohio law. Unless the parties mutually agree upon the arbitrator within thirty (30) days of a demand for arbitration, the arbitrator shall be selected by the American Arbitration Association. Any arbitrator employed shall be bound by the terms of this Agreement, including Article VIII (Survival; Indemnification) and the governing law provision. It is the intent of the parties that the arbitration shall be conducted in an efficient, economical and expeditious manner. Accordingly, the parties shall meet in a pre-hearing conference as promptly as practicable after selection of the arbitrator to establish the scope and extent of all discovery and the schedule of the arbitration. Discovery shall be limited to that necessary to resolve the disputed issues, in the judgment of the arbitrator. If any party wishes to take discovery, including document productions, interrogatories or depositions, a request to do so must be submitted to the arbitrator in accordance with the procedures determined at the pre-hearing conference. The arbitrator may allow limited discovery, all of which must be completed within twenty (20) Business Days of the arbitrators’ directive unless extended for good cause by the arbitrator. The decision of the arbitrator as to the validity and amount of Damages shall be binding and conclusive upon the parties to this Agreement. The arbitrator shall issue such decision, including a brief statement of the reasons for the award and the calculation of damages awarded, within thirty (30) Business Days after completion of the arbitration hearing and deliver such decision to the parties involved in the Dispute. Judgment upon any award rendered by the arbitrator may be entered in any court

Execution Copy

having jurisdiction. The non-prevailing parties shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party and the arbitrator fees and administrative expenses associated with the arbitration.

(c) Excluded Disputes. The following matters are excluded from the Dispute resolution requirements of this Section: (i) a cross-claim pursuant to an indemnification obligation arising under Article VIII in a proceeding filed by a third party; (ii) a Dispute solely relating to ownership, infringement or violation of intellectual property rights; and (iii) any formal proceedings commenced to avoid expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary, preliminary or permanent injunctive relief. The filing of a court action to enable the recording of a notice of pending action, receivership, or injunction shall not constitute a violation of this Section.

14.14 Public Announcements. No party hereto, and none of their respective Affiliates, officers, members, directors, trustees, representatives, advisors and agents (including consultants, attorneys, and accountants of each party), shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer (which consent shall not be unreasonably withheld or delayed), except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other Applicable Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FISHER-KLOSTERMAN, INC.

By:	/s/ William L. Heumann
Name:	William L. Heumann
Title:	CEO

CECO ENVIRONMENTAL CORP.

By	/s/ Dennis W. Blazer
Dennis W. Blazer, Chief Financial Officer

FKI ACQUISITION CORP.

By	/s/ Dennis W. Blazer
Dennis W. Blazer, Secretary

SELLING SHAREHOLDERS:

/s/ William L. Heumann
William L. Heumann

/s/ Gerald J. Plappert, Jr.
Gerald J. Plappert, Jr.

/s/ Paul S. Brannick
Paul S. Brannick